Exhibit 10.1

$275,000,000 CREDIT FACILITY
CREDIT AGREEMENT
Dated as of March 13, 2026
by and among
PHREESIA, INC.,
as the Borrower,
THE OTHER PERSONS PARTY HERETO
DESIGNATED FROM TIME TO TIME AS CREDIT PARTIES,
CAPITAL ONE, NATIONAL ASSOCIATION
for itself, as a Lender and Swing Lender and as Agent for all Lenders,
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
CAPITAL ONE, NATIONAL ASSOCIATION, FLAGSTAR BANK, N.A., and PNC CAPITAL MARKETS LLC, as Joint Lead Arrangers,
CAPITAL ONE, NATIONAL ASSOCIATION,
as Sole Bookrunner,
and
FLAGSTAR BANK, N.A. and PNC BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the company treats as private or confidential. Brackets with triple asterisks denote omissions.

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SCHEDULES
Schedule 2.1    Initial Commitments
Schedule 4.5    Litigation
Schedule 4.7    ERISA
Schedule 4.8    Margin Stock
Schedule 4.9    Real Estate
Schedule 4.12    Environmental
Schedule 4.15    Labor Relations
Schedule 4.17    Brokers’ and Transaction Fees
Schedule 4.18    Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.19    Jurisdiction of Organization; Chief Executive Office
Schedule 4.22    Regulatory Matters
Schedule 6.1    Liens
Schedule 6.4    Investments
Schedule 6.5    Indebtedness

EXHIBITS
Exhibit 1.1(a)    Form of Assignment
Exhibit 1.1(b)    Form of Notice of Borrowing

Exhibit 1.1(c)    Form of Note
Exhibit 2.1(c)    Form of L/C Request
Exhibit 2.1(d)    Form of Swing Loan Request
Exhibit 2.6    Form of Notice of Conversion/Continuation
Exhibit 3.1    Closing Checklist
Exhibit 5.2(a)    Form of Compliance Certificate

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CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of March 13, 2026, by and among Phreesia, Inc., a Delaware corporation (the “Borrower” or “Phreesia”), certain subsidiaries of the Borrower that are designated as a “Credit Party”, Capital One, National Association, a national banking association (in its individual capacity, “Capital One”) as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swing Lender) and such Lenders.
W I T N E S S E T H:
WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) upon and subject to the terms and conditions set forth in this Agreement, the proceeds of which will be used in accordance with Section 5.10; and
WHEREAS, the Credit Parties desire to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property, including the Stock of all Credit Parties.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE IDEFINITIONS
1.1Defined Terms. The following terms have the following meanings:
“AccessOne Acquisition” means the Acquisition consummated pursuant to that certain Merger Agreement, dated as of August 29, 2025, by and among Phreesia, AccessOne Target, Ace Merger Sub, Inc., a Delaware corporation and Wholly-Owned Subsidiary of Phreesia, and Frontier Fund IV, L.P., a Delaware limited partnership.
“AccessOne Transaction” means collectively, (a) the consummation of the AccessOne Acquisition, (b) the closing of the Existing Bridge Loan Facility and the use of the proceeds thereunder (including the refinancing of the target debt) and (c) the closing of the First Amendment to the Existing ABL Credit Facility.
“Account Control Agreement” means any account control agreement entered into among the depository institution at which a Credit Party maintains a deposit account or the securities intermediary at which a Credit Party maintains a securities account, such Credit Party, and the Agent pursuant to which the Agent obtains control (within the meaning of the UCC or any other applicable law) over such deposit account or securities account.
“Acquisition” means any transaction or series of related transactions (whether by merger or consolidation or any other combination with another Person or otherwise) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person or (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower.
“Acquisition Consideration” means the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Borrower and its Subsidiaries after giving effect to such Acquisition) and the maximum amount of all deferred payments (if necessary as reasonably estimated by Borrower in good faith), including Contingent Acquisition Consideration.
“Affected Financial Institution” means an EEA Financial Institution or a UK Financial Institution.
“Affected Lender” has the meaning set forth in Section 10.20.
“Affected SPV/Participant” has the meaning set forth in Section 10.20.
“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.
“Agent” means Capital One, National Association in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.
“Aggregate Excess Funding Amount” has the meaning set forth in Section 2.11(e)(iv).
“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be in the amount of $275,000,000 as of the Closing Date, as such amount may be adjusted from time to time pursuant to this Agreement.
“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $0, as such amount may be adjusted from time to time pursuant to this Agreement.
“Agreement” as defined in the preamble hereto.
“All-In Yield” means, with respect to any Indebtedness, the interest rate margins, any interest rate floors, original issue discount and other upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity) generally paid to all Lenders, but excluding one-time arrangement, structuring, underwriting and similar fees.
“Anti-Corruption Laws” has the meaning set forth in Section 4.23(c).

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.23(b).
“Applicable Margin” means:
(a)    for the period commencing on the Closing Date through the first day of the month immediately following the month during which financial statements for the Fiscal Quarter ending April 30, 2026 are delivered pursuant to Section 5.1 (the “First Grid Calculation Date”): (i) if a Base Rate Loan, one and one half percent (1.50%) per annum, (ii) if a SOFR Loan, two and one half percent (2.50%) per annum and (iii) with respect to the Unused Revolving Commitment Fee, one quarter of one percent (0.25%) per annum.
(b)    thereafter, the Applicable Margin shall equal the applicable SOFR Margin or Base Rate Margin in effect from time to time determined as set forth below based upon the applicable Total Net Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Total Net Leverage Ratio	SOFR Margin	Base Rate Margin	Unused Revolving Commitment Fee Percentage
Greater than or equal to 2.50:1.00:	3.25%	2.25%	0.40%
Greater than or equal to 2.00:1.00 and less than 2.50:1.00:	3.00%	2.00%	0.35%
Greater than or equal to 1.50:1.00 and less than 2.00:1.00:	2.75%	1.75%	0.30%
Less than 1.50:1.00:	2.50%	1.50%	0.25%

The Applicable Margin shall be adjusted from time to time on the Business Day immediately following the First Grid Calculation Date and thereafter upon delivery to Agent of the financial statements for the last fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 5.1 hereof accompanied by a Compliance Certificate with a written calculation of the Total Net Leverage Ratio. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, that if the financial statements for the last fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 5.1 and the related Compliance Certificate required by Section 5.2 are not delivered by the respective date required thereunder, then effective as of the date on which such deliverables become overdue and continuing through the date such financials and Compliance Certificate are delivered (or the date that financial statements and a compliance certificate are delivered in respect of any subsequent Fiscal Quarter), the Applicable Margin shall equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, (i) Swing Loans may not be SOFR Loans and (ii) Incremental Term Loans shall have the Applicable Margin set forth in the applicable Incremental Joinder Agreement.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.1 or 5.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly (and in any event within five (5) Business Days of the earlier of (a) the Borrower’s knowledge thereof and (b) demand by Agent) pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. To the extent the Borrower pays such additional accrued interest in compliance with the preceding sentence any Default or Event of Default resulting from the non-payment are deemed waived. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.3(c) and Article VIII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.
“Approved Accounting Firm” means CBIZ, Grant Thornton, Alvarez & Marsal, BDO, RSM, Boulay, any “Big Four” accounting firms, and any other independent public accountants either (a) of nationally recognized standing or (b) otherwise acceptable to Agent.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.
“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, in accordance with the terms herein substantially in the form of Exhibit 1.1(a) or any other form approved by Agent.
“Attorney Costs” means and includes (a) all reasonable and documented (in reasonable detail, as the same may be redacted to preserve attorney-client privilege) out-of-pocket fees and disbursements of (i) one external counsel, (ii) to the extent necessary, one local counsel in each material relevant jurisdiction and (iii) regulatory counsel if reasonably required in any material relevant specialty, plus (b) solely in the event of a conflict of interest, one additional set of such counsel.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 11.8(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.
“Base Rate” means, for any day, a floating interest rate per annum equal to the highest of (a) the rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate (it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Agent to any customer and such rate is set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors) as of such day, (b) the sum of one half of one percent (0.50%) per annum and the federal funds rate (which shall not be less than 0% per annum) as of such day, and (c) the sum of (x) Term SOFR for a one-month tenor (giving effect to the Floor) as of the first day of the month in which such day occurs, plus (y) the excess of the Applicable Margin for SOFR Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Agent’s prime commercial lending rate, the Federal Funds Rate or Term SOFR for an Interest Period of one month as of an applicable measurement date, as applicable.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Margin” has the meaning assigned to such term in the definition of Applicable Margin.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B)

any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent, in consultation with Borrower, reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent, in consultation with Borrower, reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Agent, in consultation with Borrower, reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent, in consultation with Borrower, reasonably decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(1)    In the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)    In the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such no-longer representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even such Benchmark (or such component thereto), or if such Benchmark is a term rate, if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereto) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereto) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 11.8.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has any Liabilities.
“Benefit Plan Investor” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise of purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning set forth in Section 10.27(b).

“Borrower” has the meaning set forth in the preamble hereto.
“Borrower Materials” has the meaning set forth in Section 10.10(a)(i).
“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article II.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any Lender or of any corporation controlling a Lender.
“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capital One” has the meaning set forth in the preamble hereto.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or the government of Canada or (ii) issued by any agency of the United States federal government or the government of Canada, in each case, the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, the government of Canada, any state of the United States or territory of Canada or any political subdivision of any such state, province, territory or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or Canada, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia or Canada or any province or territory thereof, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada, as applicable and (f) other short term liquid investments approved by Agent in writing; provided, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Management Agreement” means any agreement to provide one or more of the following types of services or facilities: (a) Automated Clearing House (ACH) transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the Ordinary Course of Business. For the avoidance of doubt, Cash Management Agreements do not include Rate Contracts.
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.
“Change of Control” means the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Stock of Borrower, or except pursuant to a transaction permitted by this Agreement, Borrower shall at any time cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any of its Restricted Subsidiaries (other than nominal minority holdings in Foreign Subsidiaries in accordance with applicable Requirements of Law).
“Class” (a) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular “class” (as described in clauses (b) or (c) of this definition) of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments, Incremental Revolving Loan Commitments, Term Loan Commitments, or Incremental Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Term Loans, or Incremental Term Loans, in each case, under this Agreement as originally in effect or amended pursuant to Section 2.1(e), or 10.1, of which such Loans, Borrowing or Commitments shall be a part. Revolving Loan Commitments, Term Loan Commitments, Incremental Term Loan Commitments and Incremental Revolving Loan Commitments, (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Notwithstanding the foregoing, Commitments (and in each case, the Loans made pursuant to such Commitments, including any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments intended to be fungible with any existing Term Loan Commitments) that have identical terms and conditions shall be construed to be in the same Class.
“Closing Date” means March 13, 2026.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, and any other Person who has granted a Lien to Agent pursuant to a Loan Document, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, under any Loan Document executed by such Person, but excluding, in all cases, for the avoidance of doubt, any Excluded Property (as defined in the Guaranty and Security Agreement) and any other Property expressly excluded from the “Collateral” in any Loan Document.
“Collateral Documents” means, collectively, the Guaranty and Security Agreement, any Mortgages, and all other security agreements, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the Loan Documents, as any of the foregoing may be amended, restated and/or modified from time to time.
“Commitment” means, for each Lender, its Revolving Loan Commitment or one of its Term Loan Commitments.
“Commitment Percentage” means, (x) as to any Revolving Loan Commitment of any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment and (y) as to the Term Loans and Term Loan Commitments of any Lender, the percentage equivalent of all unfunded Term Loan Commitments and outstanding Term Loans of such Lender divided by the sum of the Aggregate Term Loan Commitment and all outstanding Term Loans; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower.
“Compliance Certificate” has the meaning set forth in Section 5.2(a).

“Compliance Program” has the meaning set forth in Section 5.15(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Consolidated Adjusted EBITDA” means, for any period,
(1)    Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, plus
(2)    with respect to Targets which are Restricted Subsidiaries included within financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) for less than twelve (12) months, Pro Forma EBITDA (which may be a negative number) allocated to each period prior to the acquisition thereof included in the trailing twelve (12) month period for which Consolidated Adjusted EBITDA is being calculated; minus
(3)    with respect to any Disposition of any Restricted Subsidiary, profit center, or line of business consummated within such period, Consolidated EBITDA (which may be a negative number) attributable to the Restricted Subsidiary, profit center, or line of business which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition.
“Consolidated Capital Expenditures” means, without duplication, for any period, all expenditures for fixed or capital assets (including, for the avoidance of doubt, capitalized internal-use software) for the period of measurement determined in accordance with GAAP, including replacement, repairs and improvements but excluding (to the extent otherwise included), any such expenditures financed with (1) Net Proceeds from Dispositions, (2) cash proceeds from Stock issuances or capital contributions, (3) Net Proceeds from any Event of Loss to the extent such proceeds are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss, or (4) cash proceeds of indemnity payments or third party reimbursements received by a Borrower or any of its Restricted Subsidiaries; Consolidated Capital Expenditures shall also exclude that portion of the purchase price of a Target in a Permitted Acquisition or other Acquisition permitted hereunder that constitutes a capital expenditure under GAAP.
“Consolidated EBITDA” means, for any period, net income (or loss) for such period of any Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period:
(a)    less the income (or plus the loss) of any Person which is not a Subsidiary of such Person or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries in cash or Cash Equivalents by such Person but only if the payment of dividends or similar distributions by that

Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,
(b)    less the income (or plus the loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries,
(c)    less (i) the proceeds of any insurance (other than business interruption insurance) and (ii) amounts added back pursuant to clause (g)(15) below to the extent not received by such Person and its Restricted Subsidiaries during the applicable 180-day period,
(d)    less gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the Ordinary Course of Business of the Borrower and its Restricted Subsidiaries, and related tax effects in accordance with GAAP,
(e)    less any other extraordinary (as interpreted under GAAP prior to the implementation of FASB Accounting Standards Update No. 2015-01), unusual or non-recurring gains (or plus any other extraordinary losses) of such Person and its Restricted Subsidiaries, and related tax effects in accordance with GAAP,
(f)    less income tax refunds received, in excess of income tax liabilities,
(g)    plus, without duplication:
(1)    depreciation and amortization,
(2)    Consolidated Net Interest Expense,
(3)    all Taxes on or measured by income (excluding income tax refunds),
(4)    non-cash compensation expense and other non-cash expenses arising from grants of Stock,
(5)    all non-cash losses and non-cash expenses (or minus non-cash income or gain), including any provision for credit losses or loan loss reserves, non-cash adjustments from the application of purchase accounting, non-cash impairment of goodwill and other long-term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Rate Contracts, and unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory;

(6)    fees and reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery (x) on the Closing Date of the Loan Documents or (y) thereafter, any documentation in respect of any Qualified Receivables Factoring or any Qualified Receivables Financing to the extent such fees and expenses have been disclosed to Agent,
(7)    fees and reasonable, documented out-of-pocket expenses incurred in connection with (x) any amendments or waivers to this Agreement or the other Loan Documents to the extent such fees and expenses have been disclosed to Agent and (y) any amendments or waivers to any Qualified Receivables Factoring or any Qualified Receivables Financing (including, for the avoidance of doubt, the PNC Receivables Facility) to the extent such fees and expenses have been disclosed to Agent,
(8)    fees and expenses incurred in connection with the acquisition of AccessOne Transaction in an amount not to exceed $10,000,000,
(9)    any fees and expenses incurred in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of Indebtedness, issuance of Stock, refinancing transaction or amendment or other modification of any debt instrument, in each case permitted hereunder (including any such transaction undertaken but not completed),
(10)    (x) fees and reimbursable out-of-pocket expenses of directors in an aggregate amount not to exceed $2,000,000 during any four consecutive Fiscal Quarter period and (y) indemnities payable to directors;
(11)    extraordinary (as interpreted under GAAP prior to the implementation of FASB Accounting Standards Update No. 2015-01) , unusual or non-recurring expenses (“Non-Recurring Expenses”); provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated Adjusted EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(12)    recapitalizations, restructuring, severance, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses, recruiting costs, costs related to closure/consolidation of facilities, business optimization and consulting expenses (“Business Optimization Expenses”), provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated Adjusted EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(13)    the amount of “run-rate” cost savings (“Cost Savings”) certified by a Responsible Officer of the Borrower in writing to be expected in good faith to be realized by the Borrower and its Restricted Subsidiaries from actions taken or with respect to which substantial steps have been taken within eighteen (18) months following the consummation or commencement prior to the last day of such measurement period with respect to integrating, consolidating or discontinuing operations, headcount reductions, closure of facilities, strategic initiatives or purchasing improvements, or other expense reductions or operational efficiencies (including the entry into any contract or arrangement), which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that such certificate shall include a reasonably detailed statement or schedule of such Cost Savings and shall further certify to Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken and are ongoing, and the benefits resulting therefrom are anticipated by the Borrower to be realized within eighteen (18) months of the end of such measurement period; provided further, that the aggregate amount of all Cost Savings, Non-Recurring Expenses, Business Optimization Expenses, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
(14)    reimbursements of any expenses and charges subject to contractual indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or Disposition permitted under the Loan Documents, that (i) are actually reimbursed or otherwise paid or (ii) reasonably expected to be reimbursed so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the applicable carrier or indemnitor and only to the extent that such amount is (A) not denied by the applicable carrier or indemnitor and (B) in fact reimbursed within 365 days of the date of the incurrence of such charges or expenses (with a deduction for any amount so included to the extent not so reimbursed within such 365 days);
(15)    (x) proceeds of business interruption insurance and (y) any loss arising from any casualty or condemnation events to the extent covered by insurance proceeds (other than business interruption insurance) that have been received (or (x) are reasonably expected in good faith to be received within 180 days of the date of the relevant insurance event and (y) the applicable insurance company has acknowledged its obligation to pay such insurance proceeds within such 180-day period);
(16)    the amount of Contingent Acquisition Consideration incurred in connection with any Permitted Acquisition, to the extent permitted under this Agreement and expensed under GAAP standards; and
(17)    expenses, charges, costs, accruals, reserves and losses related to any litigation (including derivative suits), inquires, request for information and other proceedings, including legal fees and costs incurred in connection therewith and any penalties or settlement payments in respect thereof (“Dispute Resolution Expenses”); provided, that the aggregate amount of all Cost Savings, Non-Recurring Expenses, Business Optimization Expenses, Dispute Resolution Expenses, and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to any of such add-backs);
provided that, unless otherwise specified, a reference to Consolidated EBITDA means Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.
“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a)(i) Consolidated EBITDA for such period, less (ii) Consolidated Capital Expenditures for such period, less (iii) for the Borrowers and its Restricted Subsidiaries, all Taxes on or measured by income (excluding income tax refunds) paid or payable in cash with respect to such period, to (b) Consolidated Fixed Charges for such period.
“Consolidated Fixed Charges” means for the Borrowers and its Restricted Subsidiaries, for such period, the sum of (a) Consolidated Net Interest Expense for such period, plus (b) scheduled principal payments of Indebtedness during such period, plus (c) as and to the extent constituting Indebtedness, scheduled principal payments of Contingent Acquisition Consideration payable in cash during such period, plus (d) Restricted Payments paid in cash during such period pursuant to Section 6.8(c); provided, that for any measurement period ending before February 28, 2027, Consolidated Net Interest Expense for purposes of clause (a) above and scheduled payments of Indebtedness for purposes of clause (b) above shall each be calculated on an annualized basis by multiplying the amount of such payments (i) made during the single Fiscal Quarter ending April 30, 2026, times four (4) to determine Consolidated Fixed Charges for the Fiscal Quarter ending April 30, 2026, (ii) made during the two consecutive Fiscal Quarters ending July 31, 2026, times two (2) to determine Consolidated Fixed Charges for the Fiscal Quarter ending July 31, 2026, and (iii) made during the three consecutive Fiscal Quarters ending October 31, 2026, times four-thirds (4/3) to determine Consolidated Fixed Charges for the Fiscal Quarter ending October 31, 2026.
“Consolidated Funded Indebtedness” means, as of any date of measurement, the principal portion of all Indebtedness of the Borrower and its Restricted Subsidiaries as of the date of measurement (other than (a) Indebtedness under any Qualified Receivables Factoring or

Qualified Receivables Financing (including, for the avoidance of doubt, the PNC Receivables Facility) and (b) Indebtedness of the type described in clauses (c) (but including any amounts thereunder that are drawn and not reimbursed), (i), (k), (l) and (m) of the definition of Indebtedness, and clause (j) with respect to guaranties of Indebtedness of the type described in clauses (c), (i), (k), (l) and (m) of the definition of Indebtedness).
“Consolidated Net Interest Expense” means for the Borrower and its Restricted Subsidiaries for any period:
(1)    Gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for the Borrower and its Restricted Subsidiaries on a consolidated basis, less
(2)    Interest income for such period.
“Consolidated Total Assets” means the consolidated total assets of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 5.1 hereunder.
“Consolidated Total Net Indebtedness” means, at any date, for the Borrower and its Restricted Subsidiaries, (i) the sum of, without duplication, (A) Consolidated Funded Indebtedness as of date of measurement, plus (B) L/C Reimbursement Obligations as of date of measurement then due and payable, plus (C) Contingent Acquisition Consideration, net of (ii) up to $75,000,000 of Qualified Cash; provided that the amount deducted pursuant to clause (ii) shall not be less than zero.
“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Borrower or any other Credit Party incurred or created in connection with a Permitted Acquisition that would appear on the balance sheet of the Credit Parties in accordance with GAAP.
“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a SOFR Loan or a SOFR Loan to a Base Rate Loan.
“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.
“Cost Savings” has the meaning set forth in the definition of Consolidated EBITDA.
“Covered Entity” has the meaning set forth in Section 10.27(b).
“Covered Party” has the meaning set forth in Section 10.27(a).
“Credit Parties” means the Borrower and any Subsidiary of Borrower that (i) executes a guaranty of the Obligations and (ii) grants a Lien on all or substantially all of its assets to secure payment of the Obligations.
“Cure Amount” has the meaning set forth in Section 7.3.
“Cure Contribution” has the meaning set forth in Section 7.3.
“Cure Deadline” has the meaning set forth in Section 7.3.
“Cure Quarter” has the meaning set forth in Section 7.3.
“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.
“Default Rate” has the meaning set forth in Section 2.3(c).
“Default Right” has the meaning set forth in Section 10.27(b).
“Defaulting Lender” means any Lender that:
(a)    has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) or (ii) pay to Agent, any L/C Issuer, any Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due,
(b)    has given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, or
(c)    has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by the Borrower or any Restricted Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.
“Disqualified Institution” means any Person (a) designated by the Borrower, by written notice delivered to Agent on or prior to the Closing Date, as (i) a disqualified institution or (ii) a Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, that Disqualified Institutions shall (A) exclude any Person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time and (B) including (I) any Person that is added as a Competitor and (II) any Person that is an Affiliate of any Person referred to in clause (B)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower after the Closing Date to Agent. Such supplement shall become effective upon delivery to Agent but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein.
“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date; provided that (x) no Permitted Convertible Indebtedness shall constitute Disqualified Stock for purposes of this Agreement, and (y) Stock issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person, or by any such plan to such directors, officers, employees or consultants, shall not constitute Disqualified Stock solely because such Stock may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Requirements of Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.
“Documentation Agents” has the meaning set forth in Section 9.12.
“Dollars”, “dollars” and “$” each mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” has the meaning set forth in Section 10.9(g)(ii).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.
“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health (with respect to exposure to Hazardous Materials), safety (with respect to exposure to Hazardous Materials), the environment and natural resources, and including public notification requirements relating to Hazardous Materials and environmental transfer of ownership, notification or approval statutes.
“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any

Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, collectively, any Credit Party, any Subsidiary of a Credit Party, and any Person under common control or treated as a single employer with, any Credit Party or any Subsidiary of a Credit Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.
“Erroneous Payment” has the meaning set forth Section 2.11(d)(iii)(A).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 8.1.
“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excluded Accounts” means any (a) accounts the funds in which are used solely for the payment of payroll, salaries and wages, employee benefits, workers’ compensation and similar expenses; provided that any such account (i) cannot be funded earlier than the first day of the applicable pay period and (ii) shall only be funded with amounts reasonably estimated to be required for the current pay period (including expected bonuses), (b) petty cash accounts, amounts on deposit in which do not exceed $100,000 in the aggregate at any one time, (c) withholding tax, trust, escrow and fiduciary accounts, (d) disbursement accounts that are zero balance accounts, in which the amounts on deposit in such disbursement accounts do not exceed the amount of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements, and (e) accounts maintaining patient funds.
“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Credit Party.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.
“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Credit Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).
“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means each (a) Excluded Domestic Subsidiary, (b) Excluded Foreign Subsidiary, (c) Immaterial Subsidiary, (d) Unrestricted Subsidiary, (e) (i) AccessOne Funding, LLC and AccessOne MedCard, Inc. and, subject to the prior written consent of Agent (not to be unreasonably withheld or delayed), any other Subsidiary, in each case under this clause (e)(i) solely to the extent prohibited from guaranteeing the Obligations under the terms of the PNC Receivables Facility and (ii) any Receivables Subsidiary and, subject to the prior written consent of Agent (not to be unreasonably withheld or delayed), any other Subsidiary, in each case under this clause (e)(ii) solely to the extent prohibited from guaranteeing the Obligations under the terms of any Qualified Receivables Factoring or Qualified Receivables Financing, (f) Subsidiary that is prohibited or restricted by applicable law, regulation or contractual obligations in effect on the Closing Date (or, if later, the date it becomes a Subsidiary and, in the case of a contractual obligation, not entered into in contemplation thereof) or at the time of Acquisition of such Subsidiary and not incurred in contemplation of such Acquisition from guaranteeing the Obligations, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (g) not-for-profit Subsidiaries, (h) any other Subsidiary for which the cost of providing such guarantee is excessive in relation to the benefit that would be afforded to the Lenders, as reasonably agreed by Borrower and Agent.
“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.20) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.
“Exempt Accounts” means, collectively, (i) all Excluded Accounts of the types described in clauses (a), (c) and (e) of the definition thereof, and (ii) such other accounts as the Agent and Borrower shall mutually agree in writing (which may be via e-mail) to designate as “Exempt Accounts” from time to time.
“Existing ABL Credit Facility” means that certain Credit Agreement, dated as of December 4, 2023, by and among, Phreesia, Inc., the other co-borrowers party thereto, the lenders party thereto and Capital One, National Association, as administrative agent as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Existing Bridge Loan Facility” means that certain Credit Agreement, dated as of November 12, 2025, by and between Phreesia, Inc., the lenders party thereto and Goldman Sachs Bank, USA, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Facility Termination Date” means the date on which (a) the Revolving Loan Commitments and Term Loan Commitments have terminated, (b) all Loans have been paid and satisfied in full in cash, (c) all L/C Reimbursement Obligations and all other non-contingent Obligations (including contingent indemnification obligations and Secured Swap Obligations and Secured Cash Management Obligations, to the extent Agent has theretofore been notified in writing by the holder thereof that such Secured Swap Obligations or Secured Cash Management Obligations are then due and payable) have been paid and satisfied in full in cash and (d) all Letters of Credit shall have terminated or, in the case of clause (c) and this clause (d), there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Agent shall have received a back-up letter of credit) in amounts (not to exceed 105% of the amount of the underlying obligations) and on terms and conditions and with parties reasonably satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted, Secured Swap Obligations and Secured Cash Management Obligations) (it being understood and agreed that cash collateral deposited with the Agent in an amount equal to 103% of the amount of the underlying obligations shall be deemed satisfactory to each Indemnitee).
“Factoring Transaction” means any transaction or series of transactions pursuant to which the Borrower or Subsidiaries may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Subsidiary or any such Person that is a Subsidiary so long as such Subsidiary meets the qualifications in clauses (a) through (c) of the definition of “Receivables Subsidiary”.
“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.
“FCPA” has the meaning set forth in Section 4.23(c).
“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as determined by Agent in a commercially reasonable manner, but in no event less than 0.0% per annum.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” means the Fee Letter, dated as of the Closing Date, between the Borrower and Agent (as amended, modified and/or supplemented from time to time in accordance with its terms).
“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.
“Final Availability Date” means the earlier of (a) one (1) Business Day prior to the Revolving Termination Date and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Grid Calculation Date” has the meaning assigned to such term in the definition of “Applicable Margin”.
“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower and its Restricted Subsidiaries ending on April 30, July 31, October 31 and January 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the Borrower and its Restricted Subsidiaries ending on January 31 of each year.
“Flood Insurance” means, for any Real Estate (including any personal property Collateral located on such Real Estate) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Real Estate as reasonably determined by Agent or (ii) the maximum policy limits set under the National Flood Insurance Program, but in no event less than the amount required under applicable Requirements of Law.
“Flood Insurance Requirements” means, with respect to any Mortgages, Agent shall have received (and delivered to each Lender): (i) evidence as to whether the applicable Real Estate is located in a Special Flood Hazard Area pursuant to a standard life-of-loan flood hazard determination form ordered and received by Agent, and (ii) if such Real Estate is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from Agent and each Lender as to the fact that such Real Estate is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (C) copies of the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to Agent and naming Agent as loss payee on behalf of the Secured Parties and (D) any other documentation that Agent or any Lender may reasonably request to complete its flood insurance due diligence.
“Floor” means 0.00% per annum.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.
“Foreign Subsidiary Financing Conditions” means, at the time of determination with respect to a proposed Investment pursuant to any Permitted Foreign Subsidiary Financing, that no Default or Event of Default then exists or would arise as a result of the proposed Investment.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination, but in all cases subject to Section 1.3.
“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners). Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.
“Guarantor” means any Person that has guaranteed any Obligations.
“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties.
“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.
“Health Care Laws” means all Requirements of Law that regulate the provision of software services to healthcare providers, including relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); (b) HIPAA; (c) laws regulating the provision of free or discounted care or services;(d) the billing or collection of accounts receivable; and (e) fee-splitting prohibitions.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any non-preempted state and local laws regulating the privacy and/or security of individually identifiable health information, including state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case as amended, modified or supplemented from time to time, and together with all successor statutes thereto and all rules and regulations promulgated from time to time thereunder.
“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that the Borrower designates as an “Immaterial Subsidiary” in a writing delivered to Agent together with the delivery of a Compliance Certificate; provided that as of the last day of the most recently ended four consecutive Fiscal Quarter period for which financial statements have been delivered (or, if later, were required to be delivered) pursuant to Section 5.1(a) or Section 5.1(b), the aggregate total assets (including Stock of their Subsidiaries and excluding investments that are eliminated in consolidation) attributable to all Restricted Subsidiaries so designated as Immaterial Subsidiaries shall not exceed 7.50% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date; provided further, that no later than thirty (30) days following any such date upon which non-compliance with the foregoing condition is evidenced, the Borrower shall deliver in writing to Agent a list of

Restricted Subsidiaries previously designated as Immaterial Subsidiaries that are no longer so designated such that compliance with the foregoing condition is restored, and if no such list is delivered no Restricted Subsidiaries shall be designated as Immaterial Subsidiaries on and after such thirtieth (30th) day.
“Incremental Effective Date” has the meaning set forth in Section 2.1(e)(i).
“Incremental Facility” has the meaning set forth in Section 2.1(e)(i).
“Incremental Facility Request” has the meaning set forth in Section 2.1(e)(i).
“Incremental Joinder Agreement” has the meaning set forth in Section 2.1(e)(iv).
“Incremental Revolving Loan” as defined in Section 2.1(e)(i).
“Incremental Revolving Loan Commitment” as defined in Section 2.1(e)(i).
“Incremental Term Loan” has the meaning set forth in Section 2.1(e)(i).
“Incremental Term Loan Commitment” has the meaning set forth in Section 2.1(e)(i).
“Indebtedness” of any Person means, without duplication:
(a)    all indebtedness for borrowed money;
(b)    all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including Contingent Acquisition Consideration solely to the extent due and payable and five (5) Business Days overdue (other than (i) trade payables entered into in the Ordinary Course of Business and (ii) to the extent not overdue, working capital adjustments in connection with Permitted Acquisitions and other Permitted Investments);
(c)    the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable);
(d)    all obligations evidenced by notes, bonds, debentures or similar instruments, including (i) obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses and (ii) Permitted Convertible Indebtedness;
(e)    all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);
(f)    all Capital Lease Obligations;

(g)    the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product;
(h)    all obligations of such Person, whether or not contingent, to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock on or prior to the date that is ninety-one (91) days following the applicable Latest Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;
(i)    all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;
(j)    all direct or indirect liability, contingent or otherwise, of that Person with respect to any other Indebtedness of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged;
(k)    all direct or indirect liability, contingent or otherwise, of that Person under any Rate Contracts; or
(l)    all direct or indirect liability, contingent or otherwise, of that Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement. The amount of any Indebtedness that is only recourse to specific assets of a Borrower and/or its Subsidiaries (and not any Borrower or any of their Subsidiaries generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of such Borrower and/or its Subsidiaries to which such Indebtedness has recourse. The amount of any Indebtedness under the foregoing clauses (j) through (m) shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum reasonably estimable amount so guarantied or supported.
Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) deferred or prepaid revenue arising in the ordinary course of business, (ii) funded purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the respective seller, (iii) for the avoidance of doubt, any preferred Stock (other than Disqualified Stock) issued by the Borrowers or any other Credit Party, and (iv) any executive retention bonuses or similar obligations in the ordinary course of business to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is fully-earned and no longer contingent.
“Indemnified Matter” has the meaning set forth in Section 10.6(a).

“Indemnified Tax” means (a) any Tax other than an Excluded Tax imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.6(a).
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property arising under any Requirement of Law, including all Copyrights, Patents, Software, Trademarks, and Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.
“Interest Payment Date” means, (a) with respect to any SOFR Loan (other than a SOFR Loan having an Interest Period longer than three (3) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any SOFR Loan having an Interest Period of three (3) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar quarter.
“Interest Period” means, with respect to any SOFR Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to a SOFR Loan and ending on the date one, three or six months thereafter (or, to the extent available to all applicable Lenders, twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
(a)    if any Interest Period pertaining to a SOFR Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period pertaining to a SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Inventory” means all “inventory” (as such term is defined in the UCC) of the Borrower and its Restricted Subsidiaries.
“Investment” has the meaning set forth in Section 6.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property (of the type described in clause (a) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” means the Internal Revenue Service of the United States and any successor thereto.
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, any Incremental Term Loan Commitment, any Extended Term Loan Commitment, any Incremental Revolving Loan or any Incremental Revolving Loan Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Issuer” means any Lender or an Affiliate thereof that is a bank or other legally authorized Person, in each case, that has agreed in writing to serve in such role and that is reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.
“L/C Reimbursement Agreement” has the meaning set forth in Section 2.1(c)(i)(C).
“L/C Reimbursement Date” has the meaning set forth in Section 2.1(c)(iv)(A).
“L/C Reimbursement Loans” has the meaning set forth in Section 2.1(c)(iv)(B).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.
“L/C Repayment Date” has the meaning set forth in Section 2.1(c)(i)(C)(v).
“L/C Request” has the meaning set forth in Section 2.1(c)(i)(C)(ii).
“L/C Sublimit” has the meaning set forth in Section 2.1(c)(i)(A).
“Lead Arrangers” has the meaning set forth in Section 9.12.
“Lender” has the meaning set forth in the preamble hereto.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.
“Letter of Credit” means standby letters of credit Issued for the account of a Credit Party or Restricted Subsidiary by L/C Issuers, and bankers’ acceptances issued by the Borrower in connection therewith, for which Agent and Lenders have incurred Letter of Credit Obligations.
“Letter of Credit Fee” has the meaning set forth in Section 2.9(c).
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its Restricted Subsidiaries permitted pursuant to Section 6.4 whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Agreement” has the meaning assigned to such term in Section 1.5.
“Loan” means any loan made or deemed made by any Lender hereunder.
“Loan Documents” means this Agreement, the Notes, the Fee Letter, any L/C Reimbursement Agreement, the Collateral Documents, any Subordination Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (excluding any Secured Rate Contract or any Secured Cash Management Agreement).
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means an effect that results in or causes a material adverse change in any of (a) the financial condition, business, operations or Property of the Credit Parties and their Restricted Subsidiaries taken as a whole; (b) the ability of the Credit Parties and their Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents, taken as a whole; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders and the other Secured Parties under the Loan Documents, taken as a whole.
“Material Environmental Liabilities” means Environmental Liabilities that would result in a Material Adverse Effect.
“Material Indebtedness” means any Indebtedness (other than the Obligations but including Secured Swap Obligations, Secured Cash Management Obligations and Permitted Convertible Indebtedness) of any Credit Party or any of its Restricted Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount.
“Material Intellectual Property” means Intellectual Property that is owned by a Credit Party and that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).
“Maximum Lawful Rate” has the meaning set forth in Section 2.3(d).
“Maximum Revolving Loan Balance” has the meaning set forth in Section 2.1(b).
“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.
“MNPI” has the meaning set forth in Section 10.10(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any deed of trust, mortgage, deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate made by any Credit Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Secured Parties (or any one or more of them), in form and substance reasonably satisfactory to Agent and the Borrower.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.
“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.
“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.
“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sales, use or other transaction Taxes paid or payable as a result thereof, (iii) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and prior to the Lien securing the Obligations, and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by the Borrower or any of their respective Restricted Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Proceeds) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.
“Non-Recurring Expenses” has the meaning set forth in the definition of Consolidated EBITDA.
“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.
“Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.
“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(b) hereto.
“Notice of Conversion/Continuation” has the meaning set forth in Section 2.6(a).
“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, L/C Reimbursement Obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, any Secured Cash Management Bank or any Person required to be indemnified by a Credit Party, in each case, that arises under any Loan Document, Secured Rate Contract or Secured Cash Management Agreement, or letter of credit reimbursement or similar agreement in connection herewith, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding); provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.
“OFAC” has the meaning set forth in Section 4.23(a).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.
“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.
“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.
“Other Taxes” has meaning set forth in Section 11.1(c).
“Participant Register” has the meaning set forth in Section 10.9(f).
“Participating Lender” has the meaning set forth in Section 10.20.
“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.
“Payment Notice” has the meaning set forth in Section 2.11(d)(iii)(B).
“Payment Recipient” has the meaning set forth in Section 2.11(d)(iii)(A).
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permits” means, with respect to any Person, any material permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations (other than customer contracts) with, any Governmental Authority, in each case having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Regulatory Permits.

“Permitted Acquisition” means any Acquisition by a Credit Party of all the Stock of a Target or all or substantially all the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)    the Borrower shall have delivered to Agent:
(i)    reserved;
(ii)    for any Acquisition funded with an Incremental Term Loan or that has total Acquisition Consideration in excess of $75,000,000: (A) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition at least two (2) Business Days prior to closing of such Acquisition, (B) pro forma financial statements of the Borrower and its Restricted Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith at least two (2) Business Days prior to closing of such Acquisition, (C) at the election of the Borrower, either (i) audited financial statements or (ii) a review (which may be in the form of a quality of earnings report) by an Approved Accounting Firm (D) copies of all material acquisition documents prior to the closing of such Acquisition; and
(iii)    promptly upon the closing date of such Permitted Acquisition (but in all events prior to the consummation thereof), a certificate of a Responsible Officer of Borrower demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition calculated as of the last day of the most recent Fiscal Quarter preceding the date on which Acquisition is consummated for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1, the Total Net Leverage Ratio does not exceed 3.00:1.00; provided that, if such Acquisition is being funded with an Incremental Term Loan, the Lenders providing such Incremental Term Loan may agree to test compliance with this clause (iii) as of the date of the signing of the Limited Condition Acquisition Agreement.
(b)    such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) of the Target;
(c)    no Event of Default shall exist at the time of the consummation of such Acquisition or would result therefrom; provided that, if such Acquisition is being funded with an Incremental Term Loan, the Lenders providing such Incremental Term Loan may agree to fund such Incremental Term Loan if (i) as of the date the signing of the Limited Condition Acquisition Agreement, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) as of the date of the funding of such Incremental Term Loan, no Event of Default under Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing or would result at the time of the consummation of such Acquisition;
(d)    the requirements of Section 5.13 have been satisfied, within the timeframes required thereby; and

(e)    the total Acquisition Consideration (excluding any portion thereof funded with proceeds of the issuance of Stock (other than Disqualified Stock) and any portion of the acquisition consideration constituting Stock (other than Disqualified Stock) or with proceeds of Permitted Convertible Indebtedness, in each case, which do not result in a Change of Control) paid or payable for all Acquisitions of (x) the Stock of a Target that will not become a Credit Party hereunder (other than any Immaterial Subsidiary) or (y) asset purchases that will not become assets of a Credit Party (other than any Immaterial Subsidiary), consummated during the term of this Agreement shall not exceed $20,000,000 in the aggregate for all such Acquisitions.
“Permitted Banking Liens” means collectively, Liens in favor of the Agent and Permitted Liens of the type described in Sections 6.1(b), 6.1(m) and 6.1(n).
“Permitted Convertible Indebtedness” means unsecured Indebtedness of Phreesia in the form of notes issued after the Closing Date that satisfy each of the following conditions:
(a)    as of the date of issuance thereof such Indebtedness is subject to terms, conditions, covenants, conversion or exchange rights, redemption rights and offer to repurchase rights, in each case, as are typical and customary for unsecured convertible notes of such type, as determined by a Responsible Officer of Phreesia in their good faith judgment, or otherwise not in contravention of clause (f) below;
(b)    such Indebtedness is convertible or exchangeable into a fixed number of shares of common stock of Phreesia (or other Stock of Phreesia following a merger event or other change of common stock of Phreesia) other than Disqualified Stock, and cash in lieu of fractional shares of common stock of Phreesia (or such other Stock);
(c)    such Indebtedness has no amortization prior to, and a stated final maturity date not earlier than, ninety-one days after the Latest Maturity Date as in effect of the time of issuance thereof (such date, the “Earliest Date”); provided that it is understood and agreed that none of (i) the conversion features under debt securities, (ii) the triggering and/or settlement thereof or in respect of the repurchase of such debt securities at the option of the holder, or (iii) any cash payment made in respect thereto, shall constitute “amortization” for purposes of this clause (c);
(d)    such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, prior to the Earliest Date, except (i) upon the occurrence of an event of default, “fundamental change” or equivalent, (ii) following the election by Phreesia to redeem such notes to the extent expressly permitted hereunder, or (iii) upon conversion of the notes by holders thereof; and
(e)    no Subsidiary of Phreesia shall have any guarantee obligations in respect of any such Indebtedness.
“Permitted Indebtedness” has the meaning set forth in Section 6.5.
“Permitted Liens” has the meaning set forth in Section 6.1.

“Permitted Foreign Subsidiary Financing” means cash Investments made by a Credit Party to or in the Foreign Subsidiary to finance bona fide estimated operating costs of such Subsidiary (such as, but not limited to, payroll and rent expense) so long as (i) the aggregate amount of any such Investment made by the Credit Parties to or in the Foreign Subsidiary does not exceed the bona fide estimated operating costs of such Subsidiary for the three (3) months following the date of such Investment, (ii) after giving effect to such Investment, the Foreign Subsidiary does not have unrestricted cash or Cash Equivalents in an amount in excess of the bona fide estimated operating costs of such Subsidiary for the three (3) months following the date of such Investment and (iii) after giving pro forma effect to each such Investment, the Foreign Subsidiary Financing Conditions are satisfied.
“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.5(b) and 6.5(c) that:
(a)    has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;
(b)    has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;
(c)    is not entered into as part of a sale leaseback transaction;
(d)    is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;
(e)    the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;
(f)    is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced or extended;
(g)    is otherwise on terms no less favorable to the Credit Parties and their Restricted Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended; and
(h)    in the case of a refinancing or extension of Indebtedness in respect of the PNC Receivables Facility, such Indebtedness constitutes a Qualified Receivables Factoring or Qualified Receivables Financing.
“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“PNC Receivables Facility” means the receivables securitization facility provided pursuant to that certain Receivables Purchase and Administration Agreement, dated as of March 31, 2020, by and among AccessOne Funding, LLC, AccessOne MedCard, Inc., PNC Bank, National Association and PNC Capital Markets, LLC, as amended, restated, supplemented or otherwise modified from time to time (the “PNC RPAA”), and any documents the Borrower and its Subsidiaries enter into in connection therewith as and to the extent not prohibited hereunder.
“PNC Receivables Facility Commitments” means the maximum aggregate amount of Capital (as defined in the PNC Receivables Facility) which all Purchasers are obligated to pay under the PNC RPAA as in effect on the applicable date of determination.
“PNC RPAA” has the meaning assigned to such term in the definition of PNC Receivables Facility.
“Prior Indebtedness” means the indebtedness outstanding immediately prior to the Closing Date under the Credit Agreement.
“Pro Forma Acquisition Adjustments” has the meaning assigned to such term in the definition of Pro Forma EBITDA.
“Pro Forma EBITDA” means, with respect to any Target, Consolidated EBITDA for such Target for the most recent twelve (12) month period preceding the acquisition thereof, adjusted by verifiable expense reductions, including reductions in excess owner compensation, if any, calculated on a month by month basis, to the extent such adjustments (collectively, “Pro Forma Acquisition Adjustments”) (a) are expected to be realized within eighteen (18) months following the acquisition of such Target and (b) are certified in a certificate of a Responsible Officer of the Borrower describing such Pro Forma Acquisition Adjustments in reasonable detail; provided that the aggregate amount of all Non-Recurring Expenses, Business Optimization Expenses, Cost Savings, Dispute Resolution Expenses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to the Pro Forma Acquisition Adjustments and the add-backs for Cost Savings, Non-Recurring Expenses, Business Optimization Expenses and Dispute Resolution Expenses), in each case calculated by the Borrower.
“Proceeding” means any investigation, litigation, review, hearing, suit, claim, audit, case, arbitration, proceeding or action (in each case, whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 10.10(a)(i).
“QFC” has the meaning set forth in Section 10.27(b).
“QFC Credit Support” has the meaning set forth in Section 10.27.
“Qualified Cash” means as at any date of determination the total of:
(a)    the aggregate amount of unrestricted cash or Cash Equivalents of the Borrower and its Restricted Subsidiaries included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such time to the extent deposited in a deposit account or securities account that is, (i) held with the Agent or (ii) from and after the date that is one hundred twenty (120) days after the Closing Date (or such later date as may be agreed to by the Agent in its reasonable discretion), subject to an Account Control Agreement, minus
(b)    the lesser of (i) the amount of any obligations secured by any Lien (other than Permitted Banking Liens) applicable to any such cash or Cash Equivalents that rank senior or pari passu with the Liens securing the Obligations or (ii) the amount of cash subject to such Liens.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions: (a) such Factoring Transaction is non-recourse to, and does not obligate, the Borrower or any of its Subsidiaries, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings, (b) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any of its Subsidiaries are made at fair market value and on an arms’ length basis in the context of a Factoring Transaction (as determined in good faith by the Borrower), and (c) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (a) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any Subsidiary to any Receivables Subsidiary are made at fair market value (taking into account any deemed equity contribution made or intercompany indebtedness issued in connection therewith) and on an arms’ length basis in the context of a Receivables Financing (as determined in good faith by the Borrower), and (b) the financing terms, covenants, termination events and other provisions thereof shall be on market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; provided, that, the PNC Receivables Facility shall be deemed to be a Qualified Receivables Financing.
“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates or commodity prices and any other agreements or arrangements designed to provide such protection.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Restricted Subsidiary of any Credit Party.
“Receivables Assets” means accounts receivable, payment intangibles or instruments (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, payment intangibles or instruments, all contracts and all guarantees or other payment support obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, payment intangibles or instruments, proceeds of such accounts receivable, payment intangibles or instruments and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable, payment intangibles or instruments and any hedge agreements entered into by the Borrower or any such Subsidiary in connection with such accounts receivable, payment intangibles or instruments.
“Receivables Fees” means distributions or payments made directly or by means of discounts, including with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Subsidiary in connection with, any Receivables Financing or Factoring Transaction.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a direct or indirect wholly-owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the Borrower or any of its Subsidiaries makes an Investment permitted under Section 6.4 (or which otherwise owes to the Borrower or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the Borrower or any Subsidiary of the Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred), and which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and: (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) (i) is recourse to or obligates the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (ii) subjects any property or asset of the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; provided, that, AccessOne Funding, LLC, a Delaware limited liability company, shall be deemed to be a Receivables Subsidiary.
“Register” has the meaning set forth in Section 2.4(b).
“Regulatory Permits” means all Permits issued or required under applicable Health Care Laws.
“Related Documents” means any agreement, document, instrument, or certificate (other than the Loan Documents) executed or delivered by any Credit Party or any of its Subsidiaries in connection with the Transactions or the refinancing of the Existing Indebtedness.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Lender” has the meaning set forth in Section 10.20.
“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the sum of (x) the unfunded Commitments, if any, plus (y) the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that the Commitments and Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided, that the Revolving Loan Commitments and Revolving Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives or requirements of, any Governmental Authority having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Debt Payments” has the meaning set forth in Section 6.12.
“Restricted Payments” has the meaning set forth in Section 6.8.
“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided, that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Revolving Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.
“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).
“Revolving Loan” means a Loan made or deemed to have been made pursuant to Section 2.1(b), Section 2.1(c)(vi)(B) or Section 2.1(d)(iii)(B) or pursuant to any Incremental Revolving Loan Commitments.
“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations and Swing Loans, which initial commitments are set forth on Schedule 2.1 opposite such Lender’s name under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Lender pursuant to an Assignment and (ii) an amendment or joinder agreement with respect to an Incremental Revolving Loan Commitment “Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 1.1(c) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.
“Revolving Termination Date” means March 13, 2031.
“Sale” has the meaning set forth in Section 10.9(b).
“Sanctioned Country” has the meaning set forth in Section 4.23(a).
“Sanctions” has the meaning set forth in Section 4.23(a).
“SDN List” has the meaning set forth in Section 4.23(a).
“Secured Cash Management Agreement” means any Cash Management Agreement between any Credit Party and a Secured Cash Management Bank, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Cash Management Bank or (y) the Borrower and such Secured Cash Management Bank have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Cash Management Agreement as Secured Cash Management

Obligations, and such Secured Cash Management Bank shall have acknowledged and agreed to the terms contained herein applicable to Secured Cash Management Obligations, including the provisions of Section 2.10, 9.13 and 10.24.
“Secured Cash Management Bank” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement) who has entered into a Cash Management Agreement with a Credit Party.
“Secured Cash Management Obligation” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Cash Management Agreement.
“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party (including each Secured Swap Provider and each Secured Cash Management Bank).
“Secured Rate Contract” means any Rate Contract between a Credit Party and a Secured Swap Provider, in effect on the Closing Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Swap Provider or (y) the Borrower and such Secured Swap Provider have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Rate Contract as Secured Rate Contract Obligations, and such Secured Swap Provider shall have acknowledged and agreed to the terms contained herein applicable to Secured Rate Contract Obligations, including the provisions of Section 2.10, 9.13 and 10.24.
“Secured Rate Contract Obligations” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Rate Contract.
“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Credit Party.
“Segregated Governmental Account” means a deposit account of a Credit Party, the only funds on deposit in which constitute the direct proceeds of Medicare and Medicaid payments made by Governmental Payors.
“Settlement Date” has the meaning set forth in Section 2.11(b).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest based on Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).
“SOFR Margin” has the meaning assigned to such term in the definition of Applicable Margin.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Solvent” means, with respect to any Person (or group of Persons, on a consolidated basis) as of any date of determination, that, as of such date, (a) the value of the assets of such Person (or group of Persons, on a consolidated basis), at fair value and present fair saleable value, is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person (or group of Persons, on a consolidated basis), (b) such Person (or group of Persons, on a consolidated basis) is able to satisfy its liabilities as such liabilities are expected to mature in the ordinary course of business and (c) such Person (or group of Persons, on a consolidated basis) is engaged in business for which the remaining assets of such Person (or group of Persons, on a consolidated basis) are not unreasonably small in relation to such business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year, as per the applicable flood maps.
“Specified Event of Default” means an Event of Default under Section 8.1(a), Section 8.1(c) as a result of a failure to perform or comply with any covenant contained in Section 5.1, Section 5.2(a), Section 5.3(a) or Article VII, Section 8.1(f) or Section 8.1(g).
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any of its Subsidiaries which are customary in a Factoring Transaction or Receivables Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.
“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, reasonably satisfactory to Agent.
“Subordination Agreement” means any subordination agreement executed by and among Agent, the applicable Credit Parties and the holders of any Subordinated Indebtedness (or their representative) governing the subordination of such Subordinated Indebtedness to the Obligations.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Supported QFC” has the meaning set forth in Section 10.27.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means, each in its capacity as Swing Lender hereunder, Capital One or, upon the resignation of Capital One as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swing Lender hereunder.
“Swing Loan” has the meaning set forth in Section 2.1(d)(i).
“Swingline Commitment” means $20,000,000.
“Swingline Note” means a promissory note of the Borrower payable to the Swing Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrower to the Swing Lender resulting from the Swing Loans made to the Borrower by the Swing Lender.
“Swingline Request” has the meaning set forth in Section 2.1(d)(ii).
“Syndication Agents” has the meaning set forth in Section 9.12.
“S&P” means Standard & Poor’s Rating Services.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.
“Tax Affiliate” means, (a) the Credit Parties and their Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.
“Tax Return” has the meaning set forth in Section 4.10.
“Taxes” has the meaning set forth in Section 11.1(a).
“Term Lender” means each Lender with a Term Loan Commitment or that otherwise holds Term Loans.
“Term Loan” means any term loan made hereunder, including, unless the context shall otherwise requires, any Incremental Term Loan and any Extended Term Loan.
“Term Loan Commitment” means, with respect to each Lender, any Incremental Term Loan Commitment of such Lender, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. Unless the context shall otherwise require, the term “Term Loan Commitments” shall also include any commitment to extend Term Loans of such Lender under Section 10.1(f).
“Term Loan Commitment Percentage” means, as to any Term Lender, the percentage equivalent of (a) the sum of such Lender’s unfunded Term Loan Commitments, if any, plus the outstanding principal balance of Term Loans held by such Lender, divided by (b) the aggregate unfunded Term Loan Commitments of all Lenders, if any, plus the aggregate outstanding principal balance of all Term Loans.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.
“Test Period” means, as of any date of determination for purposes of determining the Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, Consolidated EBITDA and/or Consolidated Adjusted EBITDA, the most recently completed four consecutive Fiscal Quarter period of the Borrower and its Subsidiaries ending on or prior to such date for which financial statements and a Compliance Certificate have been delivered (or, if later, were required to be delivered) to the Agent pursuant to Sections 5.1(a) or (b), as applicable, and Section 5.2(a).
“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.
“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.
“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Credit Party or any Restricted Subsidiary of a Credit Party participates.

“Threshold Amount” means the greater of (a) 20,600,000 and (b) 20% of Consolidated Adjusted EBITDA as of the most recently ended Test Period.
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated Adjusted EBITDA as of the most recently ended Test Period.
“Trade Date” has the meaning set forth in Section 10.9(g).
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.
“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.
“Transactions” means, collectively, the execution and delivery of the Loan Documents, the borrowing of Loans, the Issuance of Letters of Credit, and the consummation of the other transactions contemplated hereby on the Closing Date.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.
“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” each means the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of Borrower acquired or formed subsequent to the Closing Date and designated by the board of directors (or similar governing body) of Borrower as an Unrestricted Subsidiary pursuant to Section 5.16. Borrower may designate any such acquired or formed Subsidiary of Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Stock or Indebtedness of, or owns or holds any Lien on any property of, any Credit Party or any Restricted Subsidiary of any Credit Party (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Credit Party or any Restricted Subsidiary and (ii) for the avoidance of doubt, Borrower may not designate as an Unrestricted Subsidiary (w) any Credit Party, (x) any Restricted Subsidiary in existence as of the Closing Date, (y) any Subsidiary which is a “Restricted Subsidiary” (or other similar term) under any Material Indebtedness or (z) any Subsidiary that was previously an Unrestricted Subsidiary and has been redesignated as a Restricted Subsidiary.
“Unused Revolving Commitment Fee” has the meaning set forth in Section 2.9(b).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.26.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Restricted Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Other Interpretive Provisions.
(a)Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Capitalized terms not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.
(b)The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.
(c)Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”
(d)Performance; Time. Subject to Section 2.10(b), whenever any performance obligation hereunder or under any other Loan Document shall be stated to be due or required to be satisfied on a day other than a Business Day, unless otherwise expressly provided for under the Loan Documents, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations under the Loan Documents (other than amounts due on the Closing Date) shall be due and payable on the last day of the first month or quarter, as applicable, following the entry of the Obligations onto the operations systems of Agent, but in no event later than the last day of the second month or quarter, as applicable, following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day, unless otherwise expressly provided for under the Loan Documents, shall be a reference to New York time.

(e)Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA or as otherwise expressly provided for under the Loan Documents, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(g)Divisions. Any reference herein to (i) a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, Disposition, distribution or transfer, or similar term, shall be deemed to apply to a Division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, Disposition, distribution or transfer, or similar term, in each case as applicable, to, of or with a separate Person and (ii) the establishment or creation of a Subsidiary shall be deemed to apply to a Division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a Division or allocation), as if it were the establishment or creation of a Subsidiary.
1.3Accounting Terms and Principles.
(a)All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with any provision of Article VI or VII, calculating the Applicable Margin or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of the Borrower or its Restricted Subsidiaries at “fair value” and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) for purposes of determining compliance with the financial covenants and negative covenants and, for purposes of such covenants, any related definitions herein (but, for the avoidance of doubt, not any covenants or obligations in respect of the preparation or provision of financial statements hereunder), any obligations of a Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 or any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease or requiring operating leases to be recharacterized or treated as capital leases.
(b)For purposes of calculating Default Rate interest, a breach of a financial covenant contained in Article VII shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.
(c)For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.
(d)If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or Cash Equivalents included in the determination of such leverage ratio.
1.4Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.
1.5Limited Condition Acquisitions.
(a)In the case of (i) the incurrence of any Indebtedness (other than Indebtedness under any Commitments or any Incremental Facility, which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens or the making of any Investments, Restricted Payments, Restricted Debt Payments, Dispositions, consolidations, mergers or other fundamental changes pursuant to Section 6.3, in each case, in connection with a Limited Condition Acquisition or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default (other than a Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g)), in each case, in connection with a Limited Condition Acquisition (other than for purposes of the borrowing of Indebtedness under any Commitments or any Incremental Facility, each of which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition), at the Borrower’s option, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including the incurrence of Indebtedness, were consummated on such date; provided that if the Borrower has made such an election, then in connection with the calculation of any ratio or basket with respect to the incurrence of any other Indebtedness (other than

Indebtedness under any Commitments or any Incremental Facility, which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens, or the making of any other Investments, Restricted Payments, Restricted Debt Payments, Dispositions, consolidations, mergers or other fundamental changes pursuant to Section 6.3 on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including any incurrence of Indebtedness, have been consummated.
(b)Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Acquisition of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Acquisition), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Acquisition.
ARTICLE II
THE CREDITS
2.1Amounts and Terms of Commitments.
(a)Reserved.
(b)The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Closing Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitments, as of the Closing Date, are set forth on Schedule 2.1 opposite such Lender’s name under the heading “Revolving Loan Commitments”; provided, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect, less the sum of (I) the aggregate amount of Letter of Credit Obligations plus (II) the aggregate principal amount of outstanding Swing Loans. If at any time the outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall promptly and in any event within one (1) Business Day of the earlier of knowledge or notice thereof prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.
(c)Letters of Credit.
(i)Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of any Credit Party or Restricted Subsidiary, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of (x) seven (7) days prior to the Revolving Termination Date and (y) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:
(A)(i) Revolving Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000 (the “L/C Sublimit”);
(B)the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the Revolving Termination Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the L/C Issuer and Agent); provided, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in Section 2.1(c)(i)(B)(iii) above;
(C)(i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer in its reasonable discretion or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section 10.9 or 10.20, (x) the Letter of Credit Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the Letter of Credit Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.11(e)(ii).
(ii)Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance (or such shorter period approved by the applicable L/C Issuer and Agent in their sole discretion). Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 2.1(c) duly completed or in any other written form acceptable to such L/C Issuer (an “L/C Request”).
(iii)Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance reasonably satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit, (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation or (iv) the expiration or other termination of any Letter of Credit, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing, payment or termination, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.
(iv)Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.
(v)Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit that has not been reimbursed by an L/C Reimbursement Loan no later than (1) during the continuation of any Event of Default under Section 8.1(f) or 8.1(g), the applicable L/C Reimbursement Date, or (2) otherwise, the fifth Business Day after the applicable L/C Reimbursement Date (such later date in respect of each L/C Reimbursement Obligations, the “L/C Repayment Date”) with interest thereon computed as set forth below, if any. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this Section 2.1(c)(v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrower on demand with interest thereon computed from and after the applicable L/C Repayment Date until payment in full, at the interest rate specified in Section 2.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section).
(vi)Reimbursement Obligations of the Revolving Lenders.
(A)Agent or L/C Issuer shall promptly provide (1) Borrower, (2) each Lender and, (3) if applicable, Agent with notice when payment has been made under a Letter of Credit or that an L/C Reimbursement Obligation is otherwise due and promptly upon receipt of any such notice (and in any event within one (1) Business Day thereof (such date in respect of each L/C Reimbursement Obligations, the “L/C Reimbursement Date”), each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 2.11(e)(ii)).
(B)By making any payment described in Section 2.1(c)(vi)(A) above (other than during the continuation of an Event of Default under Section 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation (such Revolving Loans, “L/C Reimbursement Loans”). L/C Reimbursement Loans may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied or waived, and no Default or Event of Default shall result from the making of any L/C Reimbursement Loans as a result of any conditions precedent set forth in Section 3.2 not being satisfied in respect thereof. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this Section 2.1(c)(vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.
(vii)Obligations Absolute. The obligations of the Borrower and the Revolving Lenders, as applicable, pursuant to Sections 2.1(c)(iv), 2.1(c)(v) and 2.1(c)(vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense (other than defense of payment in full) or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.1(c)(vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder (other than the occurrence of the Revolving Termination Date). No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law. Nothing herein shall excuse L/C Issuer for liability to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of L/C Issuer under the terms of the applicable L/C Reimbursement Agreement as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(d)Swing Loans.
(i)Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swing Lender shall make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, that the Swing Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance, (y) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans and Swing Loans held by the Swing Lender (and if the Swing Lender is not also a Revolving Lender, by each of its Affiliates that is a Revolving Lender) would exceed the Revolving Loan Commitment of such Swing Lender (and such Affiliates, if any) or (z) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swing Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this Section 2.1(d)(i), amounts of Swing Loans repaid may be reborrowed under this Section 2.1(d)(i).
(ii)Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 2.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swing Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swing Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swing Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.
(iii)Refinancing Swing Loans.
(A)The Swing Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swing Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 2.11(e)(ii)).

(B)Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swing Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or 8.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swing Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or 8.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swing Lender of any payment from any Revolving Lender pursuant to this Section 2.1(d)(iii) with respect to any portion of any Swing Loan, the Swing Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swing Lender with respect to such portion.
(iv)Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to Section 2.1(d)(iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.
(e)Incremental Facilities.
(i)Requests. The Borrower may, by written notice to Agent (each, an “Incremental Facility Request”), solicit the existing Lenders (or prospective lenders determined by Borrower) to provide term loan facilities (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Loan Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Loan Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an aggregate amount not to exceed $100,000,000 or 100% of EBITDA plus (a) voluntary prepayments of any Incremental Term Loans, the Revolving Loans or any Incremental Revolving Loans (provided that such prepayment of any revolving facility is accompanied by a permanent reduction of the commitments thereunder) so long as such prepayments are not financed with long-term debt plus (b) an unlimited amount, so long as, on a pro forma basis after giving effect to the incurrence of such Incremental Facility for all such Incremental Facilities and all other pro forma adjustments permitted hereunder and calculated as if any Incremental Revolving Facility being extended were fully drawn on the effective date hereto but without netting any portion of the cash proceeds of such Incremental Facility then being incurred, the Total Net Leverage Ratio is equal to or less than 2.50:1.00 (provided that solely with respect to an Incremental Term Loan, the proceeds of which are being used substantially contemporaneously to finance a Limited Conditions Acquisition, the Total Net Leverage Ratio shall be determined as of the date that the applicable Limited Condition Acquisition Agreement is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith were consummated on such date); provided that (x) no commitment of any Lender shall be increased without the consent of such Lender and (y) any Person committing to provide all or a portion of the Incremental Facilities must be an existing Lender (other than a Defaulting Lender), an Affiliate or Approved Fund of any existing Lender (other than a natural Person or a Defaulting Lender) or any other Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) who (1) is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to Borrower and Agent and (2) satisfies the requirements under Section 10.9(b) of a permitted assignee of the Term Loans or the Revolving Loan Commitments, as applicable. Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment or Incremental Revolving Loan Commitment being requested, (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than 10 Business Days nor more than sixty (60) days after the date of such notice), and (C) if an Incremental Term Loan Commitment, whether the related Incremental Term Loan is to be a SOFR Loan or a Base Rate Loan (and, if a SOFR Loan, the Interest Period therefor).
(ii)Conditions. No Incremental Facility shall become effective under this Section 2.1(e) unless, after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of any Incremental Facility, that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:
(A)no Default or Event of Default shall exist at the time of funding; provided that, solely with respect to an Incremental Term Loan, the proceeds of which are being used to finance substantially contemporaneously a Limited Condition Acquisition, the Lenders providing such Incremental Facility may agree to fund such Incremental Term Loan if (i) as of the date the signing of the Limited Condition Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing and (ii) as of the date of the funding of such Incremental Facility, no Default or Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing at such time of funding;
(B)reserved;
(C)proceeds of any such Incremental Facility shall be used for working capital and other general corporate purposes of Borrowers and their Subsidiaries (including for capital expenditures, Permitted Acquisitions, other permitted Investments, Restricted Payments, repayments of Subordinated Indebtedness and any other use not prohibited by the Loan Documents), and (y) with respect to any Incremental Revolving Loans, additionally for general working capital, capital expenditure or other general corporate purposes not prohibited by this Agreement;
(D)such Incremental Facility shall constitute “Senior Obligations” in respect of any Indebtedness evidenced by notes, bond, debentures or similar instruments (including, for the avoidance of doubt, any Permitted Convertible Indebtedness) under any Subordination Agreement; and

(E)Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the foregoing.
(iii)Terms.
(A)The final maturity date of the initial Incremental Term Loan shall be no earlier than the Revolving Termination Date and otherwise as determined by Borrower, Agent and the Lenders providing such initial Incremental Term Loan.
(B)Reserved;
(C)Reserved; and
(D)Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees with respect to such Incremental Revolving Loans) as, and pursuant to documentation applicable to, the initial Revolving Loans.
(iv)Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section 2.1(e) (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be of the same Class as any prior Incremental Term Loans to be of the same Class as such Incremental Term Loans, which shall include any amendments to Section 2.8(a) that do not reduce the ratable amortization received by each Lender thereunder). For the avoidance of doubt, this Section 2.1(e) shall supersede any provisions in Section 10.1. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.1(e) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 5.13(c). Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are SOFR Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Incremental Term Loan, or by allocating a portion of each such Incremental Term Loan to each outstanding Borrowing of Term Loans that are SOFR Loans on a pro rata basis. If any Incremental Term Loan is to be allocated to an existing Interest Period for a

Borrowing of SOFR Loans, then the interest rate thereon for such Interest Period shall be as set forth in the applicable Incremental Joinder Agreement. In addition the scheduled amortization payments under Section 2.8(a) required to be made after the making of any Incremental Term Loans which are not separate Classes shall be ratably increased by the aggregate principal amount of such Incremental Term Loans for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation. Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Loan Commitment, (i) Revolving Loans made under such Incremental Revolving Loan Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Loan Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations.
2.2Evidence of Loans; Notes. The Revolving Loans and Swing Loans made by each Revolving Lender and the Swing Lender, respectively, are evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment or Swingline Commitment.
2.3Interest.
(a)Subject to Sections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to Term SOFR for the Interest Period therefor or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be SOFR Loans. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
(b)Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Revolving Termination Date.
(c)Automatically while any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, from and after the date of occurrence of such Specified Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus Term SOFR or Base Rate, as the case may be) (the “Default Rate”). All such interest shall be payable in cash on demand of Agent or the Required Lenders.
(d)Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law

(“Maximum Lawful Rate”); provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.
2.4Loan Accounts; Register.
(a)Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.
(b)Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify the Borrower) (i) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and 10.20), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in Section 2.4(b)(i) above, and for SOFR Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower or other Credit Party and its application to the Obligations under the Loan Documents.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.4 and Section 10.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.
2.5Procedure for Borrowing.
(a)Each Borrowing of a Revolving Loan or Term Loan shall be made upon the Borrower’s irrevocable (subject to Section 11.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or, at the Borrower’s election, in a writing in any other form acceptable to Agent, which notice must be received by Agent (i) prior to 2:00 p.m. on the date which is two (2) Business Days prior to the requested Borrowing date in the case of each SOFR Loan and (ii) prior to 12:00 p.m. on the date of the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:
(i)the amount of the Borrowing (which, if a Revolving Loan shall be in an aggregate minimum principal amount of $500,000);
(ii)the requested Borrowing date, which shall be a Business Day;
(iii)the Class of Loans comprising such Borrowing;
(iv)whether the Borrowing is to be comprised of SOFR Loans or Base Rate Loans; and
(v)if the Borrowing is to be comprised of SOFR Loans, the Interest Period applicable to such Loans.
(b)Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender and Term Lender, as applicable, of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.
(c)Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.
2.6Conversion and Continuation Elections.
(a)Subject to the last sentence of this Section 2.6(a), the Borrower shall have the option to (i) request that any Revolving Loan be made as a SOFR Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to SOFR Loans, (iii) convert any SOFR Loan to a Base Rate Loan, or (iv) continue all or any portion of any Loan as a SOFR Loan upon the expiration of the applicable Interest Period. Any such election must be made by the Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at Term SOFR, (2) the end of each Interest Period with respect to any SOFR Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a SOFR Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a SOFR Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that SOFR Loan shall continue with the Borrower being deemed to have selected an Interest Period of one month’s duration. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a SOFR Loan, if Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.
(b)Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of Term SOFR for the Interest Period applicable thereto; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.
(c)Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.
2.7Optional Prepayments and Reductions in Revolving Loan Commitments.
(a)Optional Prepayments Generally. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Revolving Loans and Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium. Optional partial prepayments of Revolving Loans shall be applied in accordance with Section 2.10(a).
(b)Reductions in Commitments. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Revolving Loan Commitment; provided that such reductions shall be in an amount greater than or equal to $500,000. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.
(c)Notices. Notice of prepayment or commitment reduction pursuant to Section 2.7(a) and 2.7(b) above shall not thereafter be revocable by the Borrower (unless such notice expressly conditions such prepayment or reduction upon consummation of a transaction or other event, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction. The payment amount specified in a notice of prepayment or reduction shall be due and payable on the date specified therein.
2.8Mandatory Commitment Reductions.
(a)Scheduled Term Loan Payments. Scheduled installments for any Incremental Term Loan or Extended Term Loan shall be as specified in the applicable amendment, Extension or joinder agreement.
(b)Revolving Loan. The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.
2.9Fees.
(a)Fees. The Borrower shall pay to Agent, for Agent’s own account or as otherwise provided therein, fees in the amounts and at the times set forth in the Fee Letter.
(b)Unused Revolving Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Revolving Commitment Fee”) for the ratable account of the Revolving Lenders in an amount calculated daily and aggregated for each calendar quarter equal to:
(i)the ending daily balance of the Aggregate Revolving Loan Commitment, less
(ii)the sum of (1) the ending daily balance of all Revolving Loans held by such Revolving Lender plus (2) the ending daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swing Lender, the ending daily balance of all outstanding Swing Loans held by such Swing Lender, in each case, for each day occurring during the preceding calendar quarter (the difference of (i) minus (ii) is referred to as the “Daily Unused Revolving Commitment”); provided, in no event shall the amount computed pursuant to Section 2.9(b)(i) and 2.9(b)(ii) with respect to the Swing Lender be less than zero,
(iii)multiplied by the Applicable Margin for the Unused Revolving Commitment Fee for such day.
Such fee shall be payable quarterly in arrears on the first day of each calendar quarter following the Closing Date. The Unused Revolving Commitment Fee provided in this Section 2.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.
(c)Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are SOFR Loans; provided, automatically while an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists, such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of fronting risk with respect to such Letter of Credit (provided that, in no event, shall the fronting fee exceed 0.125%) and in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.
(d)All fees payable pursuant to this Section 2.9 shall be applied in accordance with Section 2.10(a).
2.10Payments by the Borrower.
(a)All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent and for the ratable account of the Persons holding the applicable Obligations at the address for payment specified in the signature page hereof in relation to Agent (or such other address, including wire instructions, as Agent may from time to time specify in writing in accordance with Section 10.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, fees payable under the Fee Letter, Unused Revolving Commitment Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Restricted Subsidiaries hereunder or under the other Loan Documents.
(b)Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be excluded in the computation, and if applicable, payment, of interest or fees, as the case may be, on such next succeeding Business Day; provided that such extension of time shall be included in the next succeeding computation and payment of interest and fees; provided further that if the scheduled payment date is the maturity date of any Loan such extension of time shall include such interest and fees, which shall be payable on such next succeeding Business Day.
(c)Reserved.
(d)(i) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below; and (ii) notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:
first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under this Agreement;
third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);
fourth, to payment of principal of the Obligations (including L/C Reimbursement Obligations) then due and payable, the Secured Rate Contract Obligations then due and payable, the Secured Cash Management Obligations then due and payable, and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;
fifth, to payment of any other amounts owing constituting Obligations; and
sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.
In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Rate Contract Obligation. Notwithstanding the foregoing, Secured Rate Contract Obligations and Secured Cash Management Obligations with parties that are not Affiliates of Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Agent has received written notice from the applicable Secured Swap Provider or Secured Cash Management Bank of the amount of Secured Rate Contract Obligations or Secured Cash Management Obligations then due and payable, together with such supporting documentation as Agent may request.
2.11Payments by the Lenders to Agent; Settlement.
(a)Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as designated in writing by the Agent to the Borrower from time to time, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(b)At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid by Borrower for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 2.1(c)(vi) and Section 2.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.
(c)Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower, and the Borrower shall promptly (and in any event within one (1) Business Day of receipt of such notice) repay such amount to Agent. Nothing in this Section 2.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 2.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.
(d)Return of Payments.
(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(iii)(A) If Agent notifies a Lender, L/C Issuer, or other Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer, or other Secured Party (any such Lender, L/C Issuer, other Secured Party or other recipient, a “Payment Recipient”), that Agent has determined in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and held in trust for the benefit of Agent, and such Lender, L/C Issuer, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this Section 2.11(d)(iii) shall be conclusive, absent manifest error.
(B)Without limiting immediately preceding Section 2.11(d)(iii)(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.
(C)Each Lender, L/C Issuer and Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under Section 2.11(d)(iii)(A) above or under the indemnification provisions of this Agreement.
(D)The Borrower and each other Credit Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be contractually subrogated (irrespective of whether Agent may be equitably subrogated) to all the rights of such Lender, L/C Issuer, or other Secured Party under the Loan Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the

Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, L/C Issuer, other Secured Party or Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, the amount of such Erroneous Payment that is comprised of funds received by Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.
(E)To the extent permitted by Requirements of Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(F)Each party’s obligations, agreements and waivers under this Section 2.11(d)(iii) shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, L/C Issuer, or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(e)Defaulting Lenders.
(i)Responsibility. The failure of any Defaulting Lender to make any Revolving Loan or Term Loan, or to fund any purchase of any participation to be made or funded by it (including with respect to any Letter of Credit or Swing Loan), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.
(ii)Reallocation. If any Revolving Lender is a Defaulting Lender, all or a portion of such Defaulting Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swing Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Defaulting Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Defaulting Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Defaulting Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iii)Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 10.1, a Defaulting Lender (other than a Defaulting Lender who only holds fully funded Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” or a “Term Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.
(iv)Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Defaulting Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.11(e)(ii), of all Letter of Credit Obligations until the Facility Termination Date. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. With respect to such Defaulting Lender’s failure to fund Revolving Loans or Term Loans, or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing with respect to Revolving Loans, the other Revolving Lenders shall be deemed to have sold, and such Defaulting Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Defaulting Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans or Term Loans, as applicable, that are Base Rate Loans. In the event that Agent is holding cash collateral of a Defaulting Lender that cures pursuant to Section 2.11(e)(v) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swing Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Defaulting Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 2.11(e)(ii).

(v)Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such (A) Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(vi)Fees. A Lender that is a Defaulting Lender pursuant to clause (a) of the definition of Defaulting Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Revolving Commitment Fee during the time such Lender is a Defaulting Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 2.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders. So long as a Lender is a Defaulting Lender, the Letter of Credit Fee payable with respect to any Letter of Credit Obligation of such Defaulting Lender that has not been reallocated pursuant to Section 2.11(e)(ii) shall be payable to the L/C Issuer.
(f)Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.
(g)Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, Agent and such Lender.
ARTICLE III
CONDITIONS PRECEDENT
3.1Conditions to Effectiveness. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Agent and the Lenders hereunder, it is understood and agreed that this Agreement shall not become effective, the Borrower shall have no rights under this Agreement, and the Lenders shall have no obligation to make any Loans on the Closing Date, unless and until the following conditions are satisfied in a manner satisfactory to Agent (or waived):
(a)Loan Documents. Agent shall have received on or before the Closing Date this Agreement duly executed by Agent, all Lenders named on the signature pages hereto, the Borrower and all Restricted Subsidiaries of the Borrower (other than Excluded Subsidiaries), together with all other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1;
(b)No Default; Representations and Warranties. As of the Closing Date, (i) no Default or Event of Default would reasonably be expected to result after giving effect to the Loans made (and the incurrence of any Letter of Credit Obligations) on the Closing Date and (ii)

each representation or warranty made by a Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein) (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date);
(c)Solvency. After giving effect to the funding and disbursement of the Loans made on the Closing Date and the other Indebtedness contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each of the Borrower and the Guarantors, taken as a whole on a consolidated basis, will be Solvent;
(d)Evidence of Insurance. Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect;
(e)Refinancing of Existing Indebtedness. After giving effect to the funding of the initial Loans and Issuance of the initial Letters of Credit on the Closing Date (if any), the outstanding amount of all obligations under the Existing ABL Credit Facility and the Existing Bridge Loan Facility shall have been paid in full;
(f)No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in writing or before any Governmental Authority that challenges the credit facilities hereunder, and there shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Loans hereunder or the transactions contemplated hereby;
(g)Fees and Expenses. The Agent and Lenders shall have received payment for all fees and expenses required to be paid on the Closing Date pursuant to any Loan Document;
(h)Material Adverse Effect. Since October 31, 2025, there shall not have occurred any Material Adverse Effect; and
(i)KYC Information. At least five days prior to the Closing Date, Borrower shall deliver a Beneficial Ownership Certification to Agent.
For the purpose of determining satisfaction with the conditions specified in this Section 3.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, or waived the condition pertaining to, each document or other matter required under this Section 3.1 unless Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
3.2Conditions to Certain Revolving Commitment Borrowings. Except as otherwise expressly provided herein (including with respect to Revolving Loans deemed to have been made pursuant to Section 2.1(c)(vi)), no Lender or L/C Issuer shall be obligated to fund any Revolving Loan or Swing Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
(a)(i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and (ii) Agent or Required Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such representation or warranty is untrue or incorrect;
(b)(i) with respect to Revolving Loans, Swing Loans or Issuances of Letters of Credit, any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to such Loan (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Required Revolving Lenders shall have determined not to make such Loan or incur such Letter of Credit Obligation as a result of that Default or Event of Default; or
(c)after giving effect to any Revolving Loan or Swing Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance.
The request by the Borrower and acceptance by the Borrower of the proceeds of any Revolving Loan, Swing Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in Sections 3.2(a)(i), 3.2(b)(i) and 3.2(c), as applicable, have been satisfied, unless in each case any written determination or agreement has been made or is to be made by Agent or Required Revolving Lenders under Section 3.2(a)(ii) and/or 3.2(b)(ii), as applicable and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the transactions contemplated hereunder to occur on the Closing Date will be, true, correct and complete:
4.1Corporate Existence and Power. Each Credit Party and each of their respective Restricted Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all necessary governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all applicable Requirements of Law; except, in each case referred to in Sections 4.1(b)(i), 4.1(c) and 4.1(d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.2Corporate Authorization; No Contravention. The execution, delivery and performance by the Credit Parties of this Agreement and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, (c) affect any Credit Party’s or any Restricted Subsidiary of a Credit Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Regulatory Permit; or (d) violate any material Requirement of Law in any material respect.
4.3Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) the filing of terminations and releases in connection with the Liens to be terminated on or before the Closing Date and (c) those obtained or made on or prior to the Closing Date.
4.4Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Credit Party which is a party thereto, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
4.5Litigation. Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened (in writing), at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which:
(a)purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or
(b)seek an injunction or other equitable relief which would reasonably be expected to (after giving effect to applicable insurance coverage to the extent the relevant independent third party insurer has not denied coverage therefor) have a Material Adverse Effect.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. Except as specifically disclosed in Schedule 4.5, as of the Closing Date, no Credit Party or any Restricted Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law (other than any Third Party Payor Program audits, investigations or reviews conducted in the ordinary course of business). As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened (in writing), at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $5,300,000 (excluding amounts (i) owing with respect to any Third Party Payor Program audits, investigations or reviews conducted in the ordinary course of business and (ii) bonded over or covered by indemnity or insurance to the extent the relevant independent third-party insurer has not denied coverage therefor).
4.6No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the transactions contemplated hereunder to occur on the Closing Date. No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.
4.7ERISA Compliance. Schedule 4.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Each Title IV Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, except where a failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no existing or pending (or to the knowledge of any Credit Party or any Subsidiary of a Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has or would have an obligation or any Liability, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, except where such occurrence would not reasonably be expected to have a Material Adverse Effect. On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Credit Party or a Subsidiary of a Credit Party remain outstanding.
4.8Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be used solely for the purposes set forth in and permitted by Section 5.10. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, except as set forth on Schedule 4.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.
4.9Ownership of Property; Liens. As of the Closing Date, the Real Estate listed in Schedule 4.9 constitutes all of the Real Estate of each Credit Party and each of their respective Restricted Subsidiaries. Each of the Credit Parties and each of their respective Restricted Subsidiaries has good record title or valid leasehold interests in all Real Estate and personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except, in each instance, to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
4.10Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority that has not been fully resolved. Adequate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in substantial compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.
4.11Financial Condition.
(a)Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated January 31, 2025, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated October 31, 2025 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the three fiscal months then ended:
(x)    were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and
(y)    present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.
(b)The pro forma unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2025 delivered on or before the Closing Date was prepared by the Borrower giving pro forma effect to the funding of the Loans and consummation of the transactions contemplated hereby, was based on the unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated September 30, 2025, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.
(c)Since October 31, 2025, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.
(d)All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable as of the date hereof in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that uncertainty is inherent in any forecasts or projections, projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
4.12Environmental Matters. Except as set forth in Schedule 4.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Restricted Subsidiaries, each Credit Party and each Restricted Subsidiary of each Credit Party (a) are and during the five (5) calendar years immediately preceding the Closing Date have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by any Credit Party or any Restricted Subsidiary of a Credit Party is subject to or the subject of, any Contractual Obligation or any pending or, to the knowledge of any Credit Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar written notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate in violation of any Environmental Law, (d) currently (or to the knowledge of any Credit Party, previously) owns, leases, subleases, operates or otherwise occupies no Real Estate that is contaminated by any Hazardous Materials, (e) is not, and has not been, engaged in, and has no knowledge of any current or former tenant to engage in, operations in violation of any Environmental Law and (f) has not received during the five (5) calendar years immediately preceding the Closing Date any notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.
4.13Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its Collateral or perform its obligations under the Loan Documents.
4.14Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the transactions contemplated hereby to occur on the Closing Date and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are Solvent.
4.15Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened in writing) against or involving any Credit Party or any Restricted Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Restricted Subsidiary of any Credit Party, (b) to the knowledge of each Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party and (c) to the Credit Parties’ knowledge, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party.
4.16Intellectual Property. Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property owned by any other Person and (b) no other

Person has contested in writing any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property of such Credit Party, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.17Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 4.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
4.18Ventures, Subsidiaries and Affiliates; Outstanding Stock. All issued and outstanding Stock of each of the Credit Parties and each of their respective Restricted Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock of the Borrower and Restricted Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Phreesia, Inc.) and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 4.18. Except as set forth in Schedule 4.18 on the Closing Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or any Stock of its Restricted Subsidiaries. Set forth in Schedule 4.18 is a true and complete organizational chart of the Credit Parties, which the Credit Parties shall update promptly upon Agent’s reasonable request following (x) the completion of any Permitted Acquisition or other Investment or (y) the incorporation, organization or formation of any Subsidiary. As of the Closing Date there are no Unrestricted Subsidiaries.
4.19Jurisdiction of Organization; Chief Executive Office. Schedule 4.19 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Closing Date, and such Schedule 4.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.
4.20Reserved.
4.21Full Disclosure; Beneficial Ownership.
(a)None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf (and at the direction) of any Credit Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date, but excluding any financial performance projections, forward-looking statements, budgets, estimates and any information of a general market or industry nature), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.
(b)As of the Closing Date, the information included in any Beneficial Ownership Certification required to be delivered on or prior to such date is true and correct in all respects.

4.22Regulatory Matters.
(a)Compliance with Health Care Laws. Each Credit Party and each of their respective Subsidiaries is, and at all times during the three calendar years immediately preceding the Closing Date has been, in compliance with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No circumstance exists or event has occurred which would reasonably be expected to result in a violation of any Health Care Law or any requirement of any Third Party Payor Program, except such violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.22, no Proceeding against or affecting any Credit Party or any of its Subsidiaries relating to any actual or alleged non-compliance with any Health Care Law is pending or, to the knowledge of any Credit Party, is threatened in writing that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.
(b)Regulatory Permits; Accreditation. Each Credit Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, all material Regulatory Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations (including to provide home and community based personal care services, as applicable) and to participate in and obtain reimbursement under all Third Party Payor Programs in which such Persons participate. All such Regulatory Permits are, and at all times during the three calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions thereof, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. To the Credit Parties’ knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, material limitation or modification or non-renewal of any material Regulatory Permit except where such suspension, revocation, termination, limitation, modification or non-renewal would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Governmental Authority has taken, or to the knowledge of any Credit Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Regulatory Permit of any Credit Party or any Subsidiary of any Credit Party.
(c)Third Party Payor Authorizations. Each Credit Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, in full force and effect, all Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which any Credit Party or any Subsidiary of any Credit Party participates, except where a failure to hold such Third Party Payor Authorization would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no investigation, material audit or claim or review outside the Ordinary Course of Business, or other action pending, or to the knowledge of any Credit Party, threatened in writing, which would be reasonably likely to result in a suspension, revocation, termination or non-renewal of any Third Party Payor Authorization or result in any Credit Party’s or any of their Subsidiaries’ exclusion from any Third Party Payor Program, except where such suspension, revocation, termination, non-renewal or exclusion would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)Material Statements. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, the officers, affiliates, employees or agents of the Credit Parties or their Subsidiaries has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a material violation of any Health Care Law.
(e)Prohibited Transactions. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, the officers, affiliates, employees or agents of the Credit Parties or their Subsidiaries, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Credit Party, except as set forth on Schedule 4.22, no person has filed or has threatened in writing to file against any Credit Party or any of their Affiliates an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(f)Exclusion. No Credit Party and no Subsidiary of any Credit Party, nor, to the knowledge of the Credit Parties, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party or any Subsidiary of any Credit Party has been (or, has been threatened in writing to be) (i) excluded from any Governmental Payor program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Governmental Payor program or is listed on the General Services Administration list of excluded parties, nor, to the knowledge of the Credit Parties, is any such debarment, disqualification, suspension or exclusion threatened in writing or pending, or (iv) except as set forth on Schedule 4.22, made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.
(g)Corporate Integrity Agreement. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, any of their owners, officers, directors, partners, agents, managing employees or Persons with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Credit Party or any of its Subsidiaries is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.
(h)Reserved.

(i)Proceedings; Audits. Except as set forth on Schedule 4.22, there are no pending (or, to the knowledge of any Credit Party, threatened in writing) Proceedings against or affecting any Credit Party or any Subsidiary of any Credit Party relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Third Party Payor Program other than (i) Third Party Payor Program investigations and audits in the Ordinary Course of Business and (ii) those Proceedings that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Regulatory Permit of any Credit Party or any Subsidiary of any Credit Party, or any of their participation in any Third Party Payor Program, except (i) deficiencies, restrictions or other remedial issues that are capable of being cured by the applicable Credit Party in the Ordinary Course of Business and prior to the expiration of the time frame (subject to any additional cure periods) allowed by any applicable Governmental Authority with respect thereto and (ii) deficiencies, restrictions or other remedial issues that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, no audit or other investigation related to any Credit Party or any Subsidiary of any Credit Party or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority or (ii) to the Credit Parties’ knowledge is scheduled, pending or threatened in writing, other than, in each case (x) routine audits or investigations conducted in the Ordinary Course of Business and (ii) routine audits or investigations that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(j)Overpayments. No Credit Party and no Subsidiary of any Credit Party (i) to the knowledge of such party, has retained an overpayment received from, or failed to refund any amount due to, any Governmental Payor in violation of any Health Care Law or contract; and (ii) has received written notice of, or has knowledge of, any material overpayment or refunds due to any Governmental Payor, other than overpayments received and refunds or other adjustments owed by the Credit Parties or any Subsidiaries of the Credit Parties that are subject to ongoing appeal or otherwise received or owed in the Ordinary Course of Business and in compliance with applicable Health Care Laws and contracts.
4.23Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.
(a)Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or ordinarily resident in a country or territory subject to comprehensive Sanctions (currently, Cuba, Iran, North Korea and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, each a “Sanctioned Country”), or (iv) is 50% or greater owned or otherwise controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.
(b)Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions

Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.
(c)Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption and bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). In the past five (5) years, none of the Credit Party or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person while acting on behalf of the Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.
(d)Each Credit Party and each Subsidiary of each Credit Party has instituted and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
ARTICLE V
AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
5.1Financial Statements. Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent (for distribution to each Lender) by Electronic Transmission:
(a)Commencing with respect to the Fiscal Year ending January 31, 2026, not later than seventy-five (75) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any Approved Accounting Firm which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than any such “going concern” or similar qualification or exception arising as a result of (x) the impending maturity of any Indebtedness or (y) any default or prospective default of any financial covenant);
(b)commencing with respect to the Fiscal Quarter ending April 30, 2026, not later than forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each year, a copy of the unaudited consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.
Notwithstanding the foregoing, the obligations in this Section 5.1 and in Section 5.2(a) below for any applicable period shall be deemed satisfied by furnishing the Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority) in respect of such period; provided that Borrower shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents.
5.2Certificates; Other Information. The Borrower shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:
(a)on or prior to the required date of delivery for delivery of the annual and quarterly financial statements referred to in Sections 5.1(a) and 5.1(b), (i) a fully and properly completed certificate in the form of Exhibit 5.2(a) (a “Compliance Certificate”) which shall include calculations of Consolidated EBITDA and Consolidated Adjusted EBITDA, calculations evidencing compliance or non-compliance with each financial covenant tested under Article VII including each component definition used therein, and each other calculation, disclosure, certification or other information required to be included therein pursuant to this Agreement, certified by a Responsible Officer of the Borrower and (ii) a listing of all Subsidiaries that are presently Unrestricted Subsidiaries, together with a reconciliation excluding the assets, liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements; provided, for the avoidance of doubt, that in the event of any conflict between the terms of this Agreement and the form of Compliance Certificate attached as Exhibit 5.2(a), this Agreement shall control with respect to the required substantive content of any Compliance Certificate to be delivered hereunder;
(b)promptly after the same are sent, copies of all financial statements and reports (excluding any packages delivered solely to the board of directors (or other similar body)) which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;
(c)no later than the sixtieth (60th) day of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries) consolidated financial performance for such Fiscal Year on a quarterly basis and, with appropriate discussion, the principal assumptions upon which such projections are based;
(d)Reserved;
(e)from time to time, with respect to any Real Estate subject to a Mortgage in accordance with Section 5.13, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Restricted Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party;
(f)Reserved; and
(g)promptly following written request therefor, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request (including, without limitation, information and documentation reasonably requested by Agent (including on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws).
Notwithstanding the foregoing, documents required to be furnished pursuant to Sections 5.1(a), 5.1(b), 5.2(a) and 5.2(c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority)) shall be deemed furnished on the date that such documents are publicly available after filing with the Securities and Exchange Commission (or any applicable successor or similar Governmental Authority). Documents required to be delivered pursuant to Section 5.1 and Section 5.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (a) the Borrower post such documents, or provide a link thereto, on the Borrower’s website or (b) in the case of any documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.2(a) and 5.2(c), such financial statements are publicly posted on the SEC’s website; provided that Borrower shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents.
5.3Notices. The Borrower shall notify promptly Agent (and Agent shall thereafter notify each Lender) of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof):
(a)the occurrence or existence of any Event of Default or the knowledge of a Responsible Officer of any Default;
(b)any breach or non-performance of, or any default under, (i) any agreement or document governing Material Indebtedness or (ii) any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law that in the case of this Section 5.3(b)(ii) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and in the case of Sections 5.3(b)(i) and 5.3(b)(ii) including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;
(c)any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;
(d)the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective property (i) which would reasonably be expected to have a Material Adverse Effect, (ii) which alleges material violations of any Health Care Law by any Credit Party or any

Subsidiary of any Credit Party that cannot be remedied in the Ordinary Course of Business, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or the receipt of any subpoena from;
(e)(i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar notice under Environmental Law that would have a reasonable likelihood of resulting in Material Environmental Liabilities, (ii)(A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;
(f)(i) on or prior to any filing by any Credit Party or a Subsidiary of a Credit Party, or promptly upon a Credit Party obtaining knowledge of the filing by any ERISA Affiliate, of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that an ERISA Event will or has occurred that would reasonably be expected to result in material liability to a Credit Party or a Subsidiary of a Credit Party, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit IV Plan pertaining thereto;
(g)any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;
(h)Reserved;
(i)Reserved;
(j)(1) the voluntary disclosure by any Credit Party or any Subsidiary of any Credit Party to the Office of the Inspector General of the United States Department of Health and Human Services, any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $15,000,000; (2) that any Credit Party or any Subsidiary of any Credit Party, an owner, officer or other Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Credit Party or any Subsidiary of any Credit Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is

the subject of a proceeding seeking to assess such penalty; or (D) has been named in a complaint filed pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (3) receipt by any Credit Party or any Subsidiary of any Credit Party of any written notice or communication from an accrediting organization that such Person is at material risk of losing its accreditation due to a failure to comply with a plan of correction and such failure would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (4) any reimbursement audit or claim related to any Credit Party or any Subsidiary of any Credit Party in connection with any Third Party Payor Program that would, if finally determined in a manner adverse to such Credit Party or Subsidiary of such Credit Party, reasonably be expected to have, in the aggregate, a Material Adverse Effect; (5) any claim to recover any alleged overpayments with respect to receivables in connection with any Third Party Payor Program, or any notice of any claims for reimbursement from any Credit Party or any Subsidiary of any Credit Party being contested or disputed, in each case, in excess of $15,000,000, (6) written notice from or on behalf of any Third Party Payor of any reduction in the level of reimbursement expected to be received with respect to services reimbursed by such Third Party Payor Program that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (7) the pending or threatened (in writing) imposition of any fine or penalty by any Governmental Authority under any Health Care Law against any Credit Party or any Subsidiary of any Credit Party that would reasonably be expected to have a Material Adverse Effect; (8) any changes in any Health Care Law (including the adoption of a new Health Care Law) known to any Credit Party or any Subsidiary or any Credit Party that would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (9) notice of any Credit Party’s or any of their Subsidiaries’ reimbursements from a Third Party Payor in excess of $15,000,000 being contested or disputed; (10) any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Regulatory Permit or Third Party Payor Authorization that if such actions occurred would reasonably be expected to have, in the aggregate, a Material Adverse Effect; and (11) notice of the occurrence of any reportable event as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Credit Party or any Subsidiary of any Credit Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any; and
(k)Reserved.
Each notice pursuant to this Section shall be an Electronic Transmission accompanied by a statement by a Responsible Officer of the Borrower, on behalf of the Credit Parties, setting forth details of the occurrence referred to therein, and stating what action, if any, the Credit Parties or other Person has taken, is taking or proposes to take with respect thereto and at what time.
5.4Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:
(a)preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by (i) Section 6.3 or (ii) in accordance with Section 10.1 by the Required Parties (or the Agent acting at the direction of the Required Parties); and
(b)preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary in the normal conduct of its business except (i) as permitted (x) by Sections 6.2 and 6.3 or (y) in accordance with Section 10.1 by the Required Parties (or the Agent acting at the direction of the Required Parties), and (ii) except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5Maintenance of Property. Each Credit Party shall, except as otherwise not prohibited under the Loan Documents, maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.6Insurance. The Credit Parties shall, and shall cause each of their Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including Flood Insurance. Subject to Section 5.17, each such policy of insurance shall (i) in the case of each general liability policy, name Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy in respect of Property contain a loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s written request, which unless an Event of Default has occurred and is continuing, shall occur no more frequently than annually. Notwithstanding the requirements above, Flood Insurance shall be required for all Real Estate subject to a Mortgage located in a Special Flood Hazard Area in a community that participates in the National Flood Insurance Program, but shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.
5.7Payment of Tax and Certain Secured Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.
5.8Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Each Credit Party shall, and each Credit Party shall cause its Subsidiaries to, prevent any Release of any Hazardous Material at, to, or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that would not, in the aggregate, reasonably be expected to result in Material Environmental Liabilities.
5.9Inspection of Property and Books and Records. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property at which material, non-duplicate financial books and records are maintained, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, but in no event more than once in any calendar year except to the extent that an Event of Default has occurred and is continuing; and (b) permit Agent and any of its Related Persons to conduct field examinations, appraise, inspect, and make extracts and copies from all of such Credit Party’s books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent reasonably considers advisable, in each instance, at the Credit Parties’ expense; provided that (i) unless an Event of Default shall have occurred or be continuing, Agent shall use reasonable efforts to conduct such visits, examinations, audits, appraisals, inspections and evaluations without disruption to the business of the Credit Parties or causing undue burden on such Credit Party and (ii) the Credit Parties shall only be obligated to permit and reimburse Agent for the expenses of one such field examination audit and inspection per calendar year. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense. Nothing in this Section 5.9 shall require Credit Parties to provide any such information or access (1) which constitutes non-financial trade secrets or non-financial proprietary information, (2) in violation of applicable law, or (3) which is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, the Borrower shall notify Agent that any such document, information or other matter is being withheld pursuant to foregoing clauses (1), (2) or (3) of this Section 5.9 and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions. Nothing herein or in any Loan Document shall require any Credit Party or any Subsidiary of a Credit Party to disclose (or provide access to) any individually identifiable health information or other confidential patient information in violation of applicable laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including HIPAA.
5.10Use of Proceeds. The Borrower shall use the proceeds of the Term Loans and Revolving Loans funded on the Closing Date, if any, solely as follows: (a) first, to refinance on the Closing Date, Prior Indebtedness, and (b) thereafter to pay costs and expenses of the transactions contemplated hereby and costs and expenses required to be paid pursuant to Section 3.1. The Borrower shall use the proceeds of Revolving Loans and Swing Loans made on and after the Closing Date for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement (including to finance Permitted Acquisitions and Investments permitted under Section 6.4). The Borrower shall use proceeds of Incremental Facilities solely as provided in Section 2.1(e)(ii)(C). No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock.
5.11Cash Management Systems.
(a)Reserved.
(b)The Borrower and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Agent, including that the Credit Parties shall segregate collections made from Governmental Payors making payments under Medicare or Medicaid, from collections made from all other account debtors and customers of the applicable Credit Parties, including, without limitation, by notifying all Governmental Payors making payments under Medicare or Medicaid to make payments to a Segregated Governmental Account and periodically sweep amounts deposited therein to one or more concentration accounts on a daily basis as and when funds clear and become available in accordance with such depository’s customary procedures.

(c)Each Lender that is a depository bank, securities intermediary or commodities intermediary at which Credit Parties maintain their cash hereby waives all of its right to offset the Obligations (other than in respect of customary offsets for returned items and ordinary course fees and charges by such Person in accordance with its standard schedule of fees and charges in effect from time to time to the extent permitted by the CMS Bulletin (as defined below)) against each Segregated Governmental Account of a Credit Party maintained by such Lender to the extent necessary to comply with the requirements of the CMS Bulletin.
(d)The Credit Parties shall direct each depository bank, securities intermediary or commodities intermediary at which the Credit Parties maintain their cash complies with all requirements of the Department of Health and Human Services Centers for Medicare & Medicaid Services (CMS) Manual System Pub. 100-4 Transmittal 213 (including change request 3079) and any replacement, change or update thereto (the “CMS Bulletin”).
5.12Reserved.
5.13Further Assurances.
(a)Reserved.
(b)Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Restricted Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in an Investment permitted hereunder, to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby as and to the extent contemplated thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.
(c)Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Wholly-Owned Subsidiaries (other than Excluded Subsidiaries) promptly after formation or acquisition thereof, but in no event later than ninety (90) days thereafter, to become a Credit Party by guaranteeing the Obligations and granting to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore, the Borrower shall notify Agent concurrently with the delivery of any Compliance Certificate delivered pursuant to Section 5.2(b) of (i) the issuance by or to any Credit Party of any Stock since the most recently delivered Compliance Certificate and (ii) the identify of any Immaterial Subsidiary that is no longer an Immaterial Subsidiary and, except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, all of the Stock of each of its Domestic Subsidiaries (other than Excluded Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Foreign Subsidiary and each Excluded Domestic Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary; provided that this Section 5.13(c) shall not require any Credit Party to pledge any “Excluded Property” as defined in the Guaranty and Security Agreement.

(d)The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if reasonably requested by Agent, customary legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to Agent; it being understood and agreed that opinions substantially similar in substance to the opinions delivered on the Closing Date shall be deemed reasonably acceptable to Agent), in each instance with respect to each Credit Party formed or acquired, and each Credit Party or Person (other than a Credit Party) whose Stock is being pledged, after the Closing Date. Notwithstanding the foregoing, no Credit Party or Subsidiary of any Credit Party shall be required to take any action outside of the United States in order to create or perfect any Lien in any Intellectual Property registered outside of the United States, and no Collateral Documents governed by the laws of any jurisdiction outside of the United States shall be required to be executed or delivered with respect to any Intellectual Property registered outside of the United States. In connection with each pledge of Stock, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of any Credit Party acquires fee title to any Real Estate with a fair market value in excess of $10,600,000 (or such higher amount as the Agent may agree in its sole discretion in writing) simultaneously with (or such later date as may be agreed by Agent in its sole discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (x) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (y) all documents required by it to evidence satisfaction of the Flood Insurance Requirements and evidence satisfactory to Agent that all flood insurance due diligence and flood insurance compliance and (z) at Agent’s request, within sixty (60) days of the closing of the acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Section 5.6(a), the Credit Parties shall, in connection with the grant to Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Estate, and prior to or concurrently with such grant, provide all documents and information required by, and otherwise comply with, the Flood Insurance Requirements as they apply to the applicable Real Estate. In addition, within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall satisfy (to the extent theretofore not previously satisfied) the Flood Insurance Requirements as to the applicable Real Estate. Without limitation of the foregoing, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, cooperate with Agent in connection with compliance with laws governing the National Flood Insurance Program, including by providing any information reasonably required by Agent in order to confirm compliance with such laws. Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any Real Estate unless and until each Lender has received all documents required by it to evidence satisfaction of the Flood Insurance Requirements and has confirmed to Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.
(e)Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the incurrence of an Incremental Facility, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 6.1(c), (d) and (g)) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority (to the extent required by this Agreement) of the Lien of the Mortgages as security for the Obligations.
(f)Reserved.
5.14Environmental Matters. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws (including, without limitation, Environmental Laws related to the Release of Hazardous Materials) except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.
5.15Regulatory Matters.
(a)Without limiting or qualifying Section 5.8 hereof, or any other provision of this Agreement, each Credit Party and each of their respective Subsidiaries will comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business.
(b)Each Credit Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Regulatory Permits (including, as applicable, Regulatory Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs and (iii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.
(c)Each Credit Party and each of their respective Subsidiaries shall maintain a corporate and health care regulatory compliance program (“Compliance Program”) which addresses the material requirements of Health Care Laws, including HIPAA and includes at least the components included within the Federal Sentencing Guidelines of United States Sentencing Commission (as in effect from time to time) for a compliance program and allows the Agent and/or any consultants from time to time to review such Compliance Program. Each Credit Party and each of their respective Subsidiaries shall modify such Compliance Programs from time to time, as may be necessary to ensure continuing compliance in all material respects with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such Compliance Programs.
5.16Unrestricted Subsidiaries. The board of directors (or similar governing body) of Borrower may at any time designate any Restricted Subsidiary of Borrower acquired or formed after the Closing Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a

Restricted Subsidiary; provided, that, (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing and no Default or Event of Default would result therefrom, (ii) immediately before and after giving effect to such designation, the Credit Parties shall be in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered), (iii) reserved, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary to the extent that after giving effect thereto, all Unrestricted Subsidiaries would have total assets (including Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) equal to or greater than 7.50% of Consolidated Total Assets, (v) Borrower shall deliver to Agent at least three Business Days prior to such designation a certificate of a Responsible Officer of Borrower, together with all relevant financial information reasonably requested by Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section 5.16 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Credit Parties therein at the date of designation in an amount equal to the fair market value of the applicable Credit Parties’ Investment in such Subsidiary; provided that upon a designation of such Unrestricted Subsidiary as a Restricted Subsidiary (including by means of a transfer of assets of an Unrestricted Subsidiary to a Restricted Subsidiary or a combination of an Unrestricted Subsidiary with a Restricted Subsidiary in which the Restricted Subsidiary survives), the Credit Parties shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of the Investments of the Credit Parties and their Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Credit Parties and their Restricted Subsidiaries made in connection with the designation of such Restricted Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Credit Parties’ and their Subsidiaries’ Stock in such resulting Restricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time.
5.17Post-Closing Obligations. The Credit Parties shall provide to Agent each of the following on or before the date specified below (or such later date as to which Agent shall have provided its prior written consent (including via email from Agent or its counsel)):
(a)within sixty (60) days after the Closing Date, insurance endorsements in compliance with Section 5.6 naming Agent, for the benefit of Lenders, as additional insured and lender’s loss payee thereunder, and providing for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder), in each case to the extent required under Section 5.6; and
(b)within thirty (30) days after the Closing Date, an original executed stock certificate naming MediFind, Inc., as issuer, and Phreesia, Inc., as holder, together with a stock power duly executed in blank, in each case in form and substance reasonably acceptable to Agent.

ARTICLE VI
NEGATIVE COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
6.1Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than (1) in accordance with Section 10.1 hereof, Liens incurred with the written consent of the Required Parties or the Agent (acting at the direction of the Required Parties) and (2) the following (such Liens described in the foregoing clauses (1) and (2), collectively, “Permitted Liens”):
(a)any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by Section 6.5(b), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5(b);
(b)any Lien created under any Loan Document;
(c)Liens for Taxes which are not past due or remain payable without penalty or the non-payment of which is permitted by Section 5.7;
(d)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(e)Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory or regulatory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Consolidated Funded Indebtedness) or to secure liability to insurance carriers;
(f)Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.1(h);
(g)easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party;
(h)Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 6.5(c); provided that (i) such Lien attaches solely to the Property so acquired in such transaction, any improvements thereon and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property;
(i)Liens securing Capital Lease Obligations permitted under Section 6.5(c);
(j)any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;
(k)Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;
(l)non-exclusive licenses and sublicenses granted by a Credit Party or any Restricted Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or their Restricted Subsidiaries in any material respect;
(m)Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;
(n)Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;
(o)Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary of the Borrower in the Ordinary Course of Business;
(p)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(q)Liens on Property acquired pursuant to a Permitted Acquisition, or on Property of a Restricted Subsidiary of a Credit Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition in each instance, other than Accounts, Inventory, deposit accounts and cash on deposit therein; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.5(f), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any Property of any other Credit Party or any other Restricted Subsidiaries;
(r)Liens consisting of earnest money deposits made in connection with any letter of intent or purchase agreement with respect to a transaction permitted hereunder;
(s)Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.5(h);
(t)Liens on assets of Excluded Subsidiaries party to the PNC Receivables Facility that secure obligations under the PNC Receivables Facility;
(u)Liens on (i) Receivables Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified

Receivables Financing are received and (ii) assets of Receivables Subsidiaries securing obligations under any Qualified Receivables Factoring or Qualified Receivables Financing;
(v)Liens on Property of Subsidiaries that are not Credit Parties securing Indebtedness or other obligations permitted to be incurred by such Subsidiaries hereunder; provided that, such Liens do not at any time encumber Property of any Credit Party;
(w)Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Sections 6.4 and 6.5(q); and
(x)other Liens that do not, individually or in the aggregate, secure obligations in excess of the greater of $10,600,000 or 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period, at any one time in the aggregate.
6.2Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:
(a)Dispositions of Inventory, goods or services or of worn-out obsolete, damaged or surplus equipment (as defined in the UCC) or fixtures (as defined in the UCC) or equipment no longer used or useful in the business (as determined in good faith by the Borrower), all in the Ordinary Course of Business;
(b)Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash and (iii) the aggregate fair market value of all assets (as reasonably determined by the Borrower) so sold by the Credit Parties and their Restricted Subsidiaries, together, shall not exceed the greater of $26,500,000 or 25% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;
(c)(i) Dispositions of Cash Equivalents in the Ordinary Course of Business made in accordance with Section 6.6, and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;
(d)transactions permitted under Section 6.1(l) and (o);
(e)Investments permitted under Section 6.4, to the extent such Investment constitutes a Disposition;
(f)the sale or, to the extent constituting a Disposition, issuance of (i) the Stock in the Borrower or a Restricted Subsidiary to any Credit Party or (ii) the Stock of a Foreign Subsidiary that is not a Credit Party to another Foreign Subsidiary that is not a Credit Party;
(g)the transfer of Property (i) by a Credit Party to a Credit Party or (ii) by a Restricted Subsidiary that is not a Credit Party to (A) a Credit Party for no more than fair market value or (B) any other Restricted Subsidiary;
(h)any Foreign Subsidiary may issue Stock to qualified directors where required by or to satisfy any applicable Requirement of Law, including any Requirement of Law with respect to ownership of Stock in Foreign Subsidiaries;

(i)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)transactions permitted by Section 6.3;
(k)Dispositions of past due accounts receivable in the Ordinary Course of Business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;
(l)(i) the entering into any termination or abandonment of any lease in the Ordinary Course of Business, (ii) any expiration of any option agreement in respect of real or personal property, (iii) the licensing or sublicensing, on a non-exclusive basis, of Intellectual Property in the Ordinary Course of Business, (iv) the lapse or abandonment of Intellectual Property that in the good faith judgment of the Borrower is no longer economically practical or commercially desirable to maintain or useful in the conduct of its business and (v) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business;
(m)Dispositions of property subject to an Event of Loss, foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);
(n)Dispositions of non-core or unnecessary assets (determined in the reasonable business judgment of Borrower) acquired in connection with a Permitted Acquisition, provided that, in each case, such Disposition shall be made for fair value on an arm’s-length basis and, at the time of such Disposition, no Event of Default shall exist or shall result from such Disposition;
(o)the termination or unwinding of any Rate Contracts in accordance with its terms;
(p)equipment being leased to physician offices in the Ordinary Course of Business;
(q)dispositions of tangible Property in the Ordinary Course of Business at fair market value to the extent that such Property is exchanged for credit against the purchase price oof substantially concurrently purchased similar replacement Property;
(r)Dispositions of Real Estate not subject to a Mortgage;
(s)Dispositions of Receivables Assets pursuant to the terms and conditions of the PNC Receivables Facility;
(t)Dispositions of Receivables Assets, or participations therein, and related assets (i) to a Receivables Subsidiary in a Qualified Receivables Financing or (ii) to any other Person in a Qualified Receivables Factoring; and
(u)a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing.

Notwithstanding the foregoing, in no event shall any Credit Party be permitted to Dispose of any Material Intellectual Property to any Unrestricted Subsidiary, whether by sale, distribution, exclusive license or otherwise.
6.3Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) for Permitted Acquisitions and (2) for transactions taken in accordance with Section 10.1 hereof, with the written consent of the Required Parties or the Agent (acting at the direction of the Required Parties) under the Loan Documents:
(a)any Restricted Subsidiary of the Borrower may merge with, consolidate with or into, dissolve or liquidate into the Borrower or a Wholly-Owned Subsidiary of the Borrower which is both a Restricted Subsidiary and a Domestic Subsidiary, provided that the Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity (other than the Stock of Phreesia if it is the surviving entity) pursuant to Section 5.13 and other Collateral in favor of Agent, shall have been completed; provided further, that if a Credit Party is a constituent entity in such merger, dissolution or liquidation, a Credit Party must be the continuing or surviving entity,
(b)any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity,
(c)any other Restricted Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise Disposed of in accordance with Section 6.2 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution, and
(d)mergers and consolidations concurrently with, or immediately prior to, the consummation of a Permitted Acquisition; provided that (i) if Borrower is a party to any such merger or consolidation, Borrower shall be the surviving entity and (ii) if a Credit Party is a party to any such merger or consolidation, such Credit Party shall be the surviving entity (or the surviving entity shall become a Credit Party) in accordance with Section 5.13 (within the time frames required thereby).
6.4Loans and Investments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, (ii) make any Acquisitions, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the Ordinary Course of Business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:
(a)Investments in cash and Cash Equivalents;

(b)Investments consisting of (i) capital contributions or other Investments by the Borrower in then existing Credit Parties, (ii) extensions of credit or capital contributions by any Credit Party to or in any other then-existing Credit Party, (iii) extensions of credit or capital contributions by the Borrower or any other Credit Party to or in any then-existing Restricted Subsidiaries of the Borrower which are not Credit Parties not to exceed the greater of $10,600,000 or 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes, such notes shall be (A) pledged to Agent, for the benefit of the Secured Parties and (B) subordinated to the Obligations on terms reasonably acceptable to Agent, and (iv) extensions of credit or capital contributions by a Restricted Subsidiary of the Borrower which is not a Credit Party to or in another then existing Restricted Subsidiary of the Borrower which is not a Credit Party;
(c)loans and advances to employees in the Ordinary Course of Business not to exceed $2,000,000 in the aggregate at any time outstanding;
(d)Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.2(b);
(e)Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;
(f)Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock of the Borrower;
(g)Investments made prior to and existing on the Closing Date and set forth on Schedule 6.4;
(h)Investments comprised of Indebtedness permitted by Section 6.5(p);
(i)Permitted Acquisitions;
(j)Investments in joint ventures that are not Subsidiaries in an aggregate amount not to exceed $40,000,000; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Investment, on a pro forma basis as of the last day of the most recently ended month for which financial statements have been delivered (or are required to have been delivered pursuant to Section 5.1), the Credit Parties are in compliance with the covenants set forth in Article VII;
(k)bank deposits in the Ordinary Course of Business;
(l)the establishment or creation of a Subsidiary, subject to satisfaction of any applicable requirements in Section 5.13 and Section 6.4(b);
(m)prepayment of expenses or deposits made in the Ordinary Course of Business;
(n)Foreign Subsidiary Financing;

(o)to the extent constituting Investments, advances in respect of transfer pricing, shared services agreements, cost-sharing arrangements and other similar arrangements, in each case, in the ordinary course of business not to exceed $2,000,000 in any Fiscal Year;
(p)any Investment (other than Permitted Foreign Subsidiary Financing) so long as (i) no Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Total Net Leverage Ratio does not exceed 3.50:1.00;
(q)any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person to the extent reasonably necessary to effectuate a Qualified Receivables Factoring or Qualified Receivables Financing (in the good faith determination of the Borrower), including Investments of funds held in accounts required by the arrangements governing such Qualified Receivables Factoring or Qualified Receivables Financing or any related Indebtedness; and
(r)other Investments not to exceed, in the aggregate at any time outstanding, the greater of $20,600,000 or 20% of Consolidated Adjusted EBITDA as of the most recently ended Test Period; provided that before and immediately after giving effect to such Investment, no Event of Default has occurred and is continuing.
Notwithstanding the foregoing, no Investments may be made by any Credit Party or any Restricted Subsidiary thereof in any Excluded Subsidiary party to the PNC Receivables Facility without the express prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned, delayed or denied).
6.5Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except (1) Indebtedness permitted in accordance with Section 10.1 hereof, incurred with the written consent of the Required Parties of the Agent (Acting at the direction of the Required Parties) and (2) the following (such Indebtedness described in the foregoing clauses (1) and (2), collectively, “Permitted Indebtedness”):
(a)the Obligations;
(b)Indebtedness existing on the Closing Date and set forth in Schedule 6.5 including Permitted Refinancings thereof;
(c)Indebtedness not to exceed the greater of (i) $26,500,000 and 25% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 6.1(h) or Section 6.1(i) and Permitted Refinancings thereof;
(d)unsecured intercompany Indebtedness permitted pursuant to Section 6.4(b);
(e)Subordinated Indebtedness subject to a Subordination Agreement in an aggregate principal amount not to exceed the greater of (i) $26,500,000 and 25% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;
(f)Indebtedness of a Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4) or Indebtedness of a Target assumed at the time of a Permitted Acquisition of or such other Investment in such Target, in each instance, other than revolving credit facilities or commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.5(f) shall not at any time outstanding exceed the greater of (x) $10,600,000 and (y) 25% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;
(g)unsecured Indebtedness of the Borrower or any other Credit Party consisting of Contingent Acquisition Consideration; provided that (i) the maximum aggregate amount payable with respect to all such Contingent Acquisition Consideration does not exceed $20,000,000 in the aggregate at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of such Contingent Acquisition Consideration), and (ii) with respect to any Contingent Acquisition Consideration agreed to after the Closing Date, such Contingent Acquisition Consideration is subordinated to the Obligations on terms and conditions reasonably satisfactory to Agent;
(h)Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;
(i)endorsements for collection or deposit in the Ordinary Course of Business;
(j)Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with (i) any Lender or an Affiliate of any Lender or (ii) otherwise with Agent’s prior written consent;
(k)Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;
(l)Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted under Section 6.2(b);
(m)Indebtedness arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;
(n)Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;
(o)Indebtedness consisting of promissory notes issued by the Borrower to any stockholder of the Borrower or any current or former director, officer, employee, member of management, manager or consultant of the Borrower or any Restricted Subsidiary (or their respective immediate family members) to finance the purchase or redemption of Stock permitted by Section 6.8(b);
(p)other unsecured Indebtedness not exceeding in the aggregate at any time outstanding the greater of $26,500,000 or 25% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;

(q)Indebtedness of any Foreign Subsidiary of Phreesia which is non-recourse to the Credit Parties in an aggregate amount not to exceed the greater of (i) $10,600,000 and 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period at any time outstanding;
(r)Permitted Convertible Indebtedness (including any Permitted Refinancing of Permitted Convertible Indebtedness in the form of Permitted Convertible Indebtedness);
(s)to the extent constituting Indebtedness, incurred in the ordinary course of business in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and business credit cards, debit cards and/or cash management arrangements, in each case to the extent owed solely to the financial institutions providing such arrangements (or their respective Affiliates) and provided that such Indebtedness does not exceed in the aggregate at any time outstanding $50,000;
(t)Indebtedness of Excluded Subsidiaries party to the PNC Receivables Facility so long as it qualifies as a Qualified Receivables Financing or Qualified Receivables Factoring; and
(u)Indebtedness in respect of a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to any Credit Party or any Subsidiary of a Credit Party (except for Standard Securitization Undertakings) other than a Receivables Subsidiary in an aggregate outstanding amount for all such Indebtedness not to exceed (i) the aggregate amount of the PNC Receivables Facility Commitments as of the date the commitments in respect of such Qualified Receivables Financing or Qualified Receivables Factoring are incurred (solely to the extent the PNC Receivables Facility Commitments are permanently reduced or terminated in connection with the incurrence of commitments in respect of such Qualified Receivables Financing or Qualified Receivables Factoring) plus (ii) $100,000,000 at any time.
6.6Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (w) enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary (other than, in each case, transactions between or among Credit Parties) or any director (or similar official) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing or (y) pay or reimburse any of the foregoing for any costs, expenses and similar items, except:
(a)(i) with respect to transactions between or among the Credit Parties and (ii) with respect to any other Affiliate or any other such Person as expressly permitted by Sections 6.4(g), and (j) and Section 6.8 of this Agreement or otherwise under the Loan Documents;
(b)in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Restricted Subsidiary upon fair and reasonable terms no less favorable, taken as a whole, to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and that are disclosed in advance in writing to Agent;
(c)payment of (i) directors’ fees not to exceed $2,000,000 in any Fiscal Year of the Borrower, and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings and (ii) indemnification payments to holders of Stock of Phreesia pursuant to the terms of the Organization Documents of the Credit Parties;

(d)employment and severance agreements (including payment of non-cash compensation), equity incentive agreements and other employee and management arrangements entered into in the Ordinary Course of Business and otherwise upon fair and reasonable terms;
(e)transactions between or among Excluded Subsidiaries;
(f)upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, transactions with Unrestricted Subsidiaries to the extent otherwise permitted under this Agreement; and
(g)any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring.
6.7Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.8Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or (ii) purchase, redeem or otherwise acquire for value any Stock now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Credit Party may declare and pay dividends pro rata to holders of its equity interests, and except that:
(a)the Borrower may declare and make dividend payments or other distributions payable solely in its Stock;
(b)the Borrower may declare and make other Restricted Payments so long as immediately before and immediately after the making of such Restricted Payment (calculated on a pro forma basis) (a) no Event of Default exists or would result therefrom and (b) the Total Net Leverage Ratio would not exceed 3.00:1.00;
(c)Phreesia may redeem from current or former directors, officers, employees, members of management, managers or consultants of the Borrower of any of its Restricted Subsidiaries (or their respective immediate family members) Stock (and/or make payments on promissory notes issued by Phreesia pursuant to Section 6.5(d)) so long as (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment and (ii) the aggregate Restricted Payments permitted under this Section 6.8(c) shall not exceed (x) $3,000,000 in any Fiscal Year and (y) $5,000,000 during the term of this Agreement;
(d)Subsidiaries of Credit Parties may make Restricted Payments to Credit Parties and Excluded Subsidiaries of Credit Parties may make Restricted Payments to other Excluded Subsidiaries; the Borrower may declare and make other Restricted Payments in an amount not to exceed the greater of $10,600,000 or 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in the aggregate at any time outstanding.
6.9Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business other than those lines of business carried on by it on the Closing Date (or any business reasonably related or incidental thereto or reasonable extensions thereof).
6.10Change in Structure. Except as expressly permitted under Section 6.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, amend any of its Organization Documents in any respect materially adverse to Agent or Lenders.
6.11Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) reserved, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least fifteen (15) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole discretion).
6.12Limitation on Payments of Certain Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness or Permitted Convertible Indebtedness or (ii) make any payment or prepayment of Contingent Acquisition Consideration (the items described above are referred to as “Restricted Debt Payments”); except that:
(a)Reserved;
(b)the Credit Parties may pay as and when due and payable, non-accelerated payments of Contingent Acquisition Consideration and non-accelerated mandatory payments in respect of Subordinated Indebtedness, in each case solely to the extent permitted under the applicable Subordination Agreement or subordination provisions with respect thereto; provided that (1) such payments are financed solely with Net Issuance Proceeds of Stock (other than Disqualified Stock) of the Borrower or (2) all of the following conditions are satisfied:
(i)no Event of Default has occurred and is continuing or would arise as a result of such payment; and
(ii)the Total Net Leverage Ratio, calculated on a pro forma basis, would not exceed 3.00:1.00;
(c)(i) payments of interest in respect of Permitted Convertible Indebtedness in accordance with its terms so long as (x) no Specified Event of Default has occurred and is continuing or would result therefrom and (ii) issuance of new shares of Phreesia’s Stock (and payment of cash in lieu of any fractional shares of Stock) to consummate the conversion of the Permitted Convertible Indebtedness in accordance with the terms thereof and delivery of such Stock (and cash in lieu of any fractional shares of such Stock) to holders of the Permitted Convertible Indebtedness to induce such holders to convert Permitted Convertible Indebtedness in accordance with the terms thereof;
(d)any Permitted Refinancing contemplated by Section 6.5; and
(e)the Credit Parties may make payments of intercompany Indebtedness permitted under Section 6.5; provided that if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) is continuing, only payments owing to Credit Parties shall be made thereunder.

6.13Amendments to Certain Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries directly or indirectly to, change or amend the terms of:
(a)any Subordinated Indebtedness except to the extent permitted by the applicable Subordination Agreement; or
(b)any Permitted Convertible Indebtedness if such amendment or modification would cause such terms to fail to satisfy the qualifications set forth in the definition of “Permitted Convertible Indebtedness”.
6.14No Negative Pledges.
(a)No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party.
(b)No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except the following:
(i)pursuant to this Agreement or any of the other Loan Documents in effect on the Closing Date;
(ii)covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets securing such Indebtedness;
(iii)customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof so long as such restrictions relate solely to the property interest, rights or assets subject thereto;
(iv)restrictions imposed by law;
(v)customary restrictions and conditions contained in agreements relating to any sale of assets or Stock pending such sale, provided that such restrictions and conditions apply only to the Person or property that is to be sold and such sale is not prohibited by the terms of any Loan Document;
(vi)contractual obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary;
(vii)restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;
(viii)any agreement or instrument relating to Indebtedness of the Foreign Subsidiary incurred pursuant to Section 6.4 or 6.5(q) to the extent not prohibited by the terms of any Loan Document and to the extent such encumbrance or restriction only applies to the Foreign Subsidiary;

(ix)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and
(x)any encumbrance or restriction that applies to the applicable Receivables Subsidiary or the Receivables Assets or which constitutes a Standard Securitization Undertaking in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in a good faith determination, are necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable.
6.15OFAC; USA Patriot Act; Anti-Corruption Laws. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 4.23. No Credit Party shall, and no Credit Party shall permit any Subsidiary or any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary to, use the proceeds of any Loan or Letter of Credit, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Laws, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, in each case in violation of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.
6.16Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.
ARTICLE VII
FINANCIAL COVENANTS
Each Credit Party covenants and agrees that until the Facility Termination Date:
7.1Total Net Leverage Ratio. The Credit Parties shall not suffer or permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.50:1.00.
7.2Fixed Charge Coverage Ratio. The Credit Parties shall not suffer or permit the Consolidated Fixed Charge Coverage Ratio for the twelve fiscal month period ending on the last day of any Fiscal Quarter to be less than 1.25:1.00.
7.3Equity Cure Rights. In the event the Credit Parties fail to comply with the financial covenant set forth in Section 7.1 and 7.2, as applicable, as of the last day of any Fiscal Quarter, any cash equity contribution to the Borrowers (funded with proceeds of common equity issued by Phreesia or other equity issued by Borrowers not constituting Disqualified Stock) after the last day of such Fiscal Quarter and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for that Fiscal Quarter (each such date, a “Cure Deadline”) will, at the irrevocable election of Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with Section 7.1 or 7.2, as applicable, at the end of such Fiscal Quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Cure Contribution”); provided that:
(a)notice of the Borrowers’ intent to accept a Cure Contribution shall be delivered by Borrower no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter;
(b)in each consecutive four (4) Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Cure Contribution is made;
(c)the amount of any Cure Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with such financial covenant (the “Cure Amount”);
(d)all Cure Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including, as applicable, calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to Consolidated EBITDA; and
(e)there shall be no more than five (5) Cure Contributions made in the aggregate after the Closing Date.
Upon Agent’s receipt of notice from Borrower of its intent to make a Cure Contribution pursuant to this Section 7.3 no later than the day on which financial statements are required to be delivered for the applicable Fiscal Quarter, then, until the Cure Deadline has passed, neither Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 7.1 or 7.2, as applicable, in respect of the period ending on the last day of such Fiscal Quarter; provided that in no event shall the Lenders have any obligation to fund any Loan or issue any Letter of Credit until such Cure Contribution is made. If, after giving effect to the adjustments in this Section 7.3, Credit Parties shall then be in compliance with the requirements of Section 7.1 or 7.2, as applicable, the Credit Parties shall be deemed to have satisfied the requirements of Section 7.1 and 7.2, as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.1 or 7.2, as applicable, that had occurred shall be deemed cured for the purposes of this Agreement.
ARTICLE VIIIEVENTS OF DEFAULT
8.1Events of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or
(c)Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), 5.2(c), 5.3(a), 5.6, 5.10 or Article VI (excluding Section 6.7) or Article VII hereof; or
(d)Other Defaults. Any Credit Party or Restricted Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders; or
(e)Cross-Default. (I) Any Credit Party or any Restricted Subsidiary of any Credit Party (i) fails to make any payment in respect of any Material Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded, in each case, other than (A) in connection with any Qualified Receivables Financing, (B) the conversion of Permitted Convertible Indebtedness in accordance with its terms, (C) the repayment or redemption of Permitted Convertible Indebtedness permitted to be repaid or redeemed by, and in accordance with, this Agreement and (D) in respect of any cash collateral provided by the Borrower or its Subsidiary to cure a borrowing base deficiency pursuant to any Qualified Receivables Financing or Qualified Receivables Factoring; provided that Sections 8.1(e)(i) and 8.1(e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Material Indebtedness is repaid in full substantially contemporaneously (and, in any event, on the same Business Day) with such sale or transfer or (II) Any Credit Party or any Subsidiary of any Credit Party party to a Qualified Receivables Financing fails to make any payment in respect of such Qualified Receivables Financing when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure has caused such Qualified Receivables Financing to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
(f)Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and their Restricted Subsidiaries (other than an Immaterial Subsidiary) on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 6.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
(g)Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, stayed, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or
(h)Monetary Judgments. One or more final, non-appealable judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability in excess of the Threshold Amount (excluding amounts bonded over, covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor or covered by contractual indemnity coverage from a counterparty, and subject to terms and conditions, reasonably acceptable to Agent), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or
(i)Reserved.
(j)Collateral. Any material provision of the Loan Document, taken as a whole, shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) a material portion of or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be, as and to the extent required under the Loan Documents, a perfected and first priority security interest subject only to Permitted Liens; or
(k)Ownership. A Change of Control shall occur; or
(l)Regulatory. There shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Regulatory Permits that would reasonably be expected to have a Material Adverse Effect; or
(m)Invalidity of Subordination Provisions. Any subordination provisions of any intercreditor or Subordination Agreement or instrument governing the subordination of any Material Indebtedness thereunder shall for any reason be revoked or invalidated, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.
8.2Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:
(a)declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;
(b)declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of Section 8.1(g)(i) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.
8.3Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
8.4Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 103% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.
ARTICLE IX
AGENT
9.1Appointment and Duties.

(a)Appointment of Agent. Each Secured Party hereby appoints Capital One (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Secured Party consents to and authorizes Agent’s execution and delivery of any Subordination Agreement from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof.
(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 9.1(a), Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, that Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, and (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in Sections 9.1(c)(i) and 9.1(c)(ii).
9.2Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.
9.3Use of Discretion.
(a)No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, the Required Revolving Lenders or a greater proportion of the Lenders).
(b)Right Not to Follow Certain Instructions. Notwithstanding Section 9.3(a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
(c)Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.11 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law), but in the case of this Section 9.3(c)(iv) if, and solely if, Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.
9.4Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by Agent.
9.5Reliance and Liability. Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by

Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(a)None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and shall not assert (the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the bad faith, gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:
(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(ii)shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;
(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
(v)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution;
(vi)shall not be responsible to any Secured Party, the Borrower, any Credit Party or any other Person, or have any liability for, any incorrect or inaccurate determination of Term SOFR or the Base Rate for any purpose under any Loan Document; and
(vii)do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service selected in the absence of bad faith, willful misconduct of Agent or any of its Related Persons (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).
and, for each of the items set forth in clauses (i) through (vii) above, each Secured Party and the Borrower hereby waive and agree not to assert (and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.
9.6Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Term Lender” “Required Term Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, one of the Required Lenders, Term Lenders or one of the Required Revolving Lenders, respectively.
9.7Lender Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan

Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.
9.8Expenses; Indemnities; Withholding.
(a)Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.
(b)Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Revolving Lenders); provided, further, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
(c)To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.8(c).
9.9Resignation of Agent or L/C Issuer.
(a)Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice (which shall be no earlier than ten (10) days after the date such notice is received by the Borrower) or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent (that is not a Disqualified Institution). If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (that is not a Disqualified Institution) from among the Lenders. Each appointment under this Section 9.9(a) (other than an appointment by Agent) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Specified Event of Default; provided that, in all cases, any appointment of a successor that is a Disqualified Institution shall be subject to the prior consent of the Borrower.
(b)Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
(c)Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer on or prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.
9.10Release of Collateral or Guarantors. Each Secured Party hereby consents to the release and hereby directs Agent to release, and Agent hereby agrees to so release (or, in the case of Section 9.10(b)(ii) below, release or subordinate) the following:
(a)any Restricted Subsidiary of the Borrower from its guaranty of any Obligation if (i) such Restricted Subsidiary becomes an Excluded Subsidiary or (ii) all of the Stock of such Restricted Subsidiary owned by any Credit Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Restricted Subsidiary would, in each case not be required to guaranty any Obligations pursuant to Section 5.13; provided that in the case of the release of a Restricted Subsidiary from its guaranty of any Obligation as a result of no longer being a Wholly-Owned Subsidiary, (A) such Disposition must be (i) for fair market value, (ii) to a Person that is not a Credit Party or an Affiliate of a Credit Party and (iii) for a legitimate business purpose and not consummated with the primary purpose of releasing such guaranty and (B) such release shall not be effected if an Event of Default then exists or would result therefrom; and
(b)any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is (x) sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person other than a Credit Party or an Affiliate of a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent) or (y) held by a Credit Party that becomes an Excluded Subsidiary, in each case, to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been granted", (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.1(h) or 6.1(i), (iii) Receivables Assets sold, transferred, conveyed or otherwise disposed of in connection with a Qualified Receivables Factoring or a Qualified Receivables Financing and (iv) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.
Each Secured Party hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrower’s expense to release the guaranties and Liens when and as directed in this Section 9.10.
9.11Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) Section 2.10, this Article IX, Section 10.3, Section 10.9, Section 10.10, Section 10.11, Section 10.15, Section 10.16, Section 10.17, Section 10.20, Section 10.23 and Section 11.1 (and, solely with respect to L/C Issuers, Section 2.1(c)), all terms and provisions contained herein applicable to Secured Swap Providers or Secured Cash Management Banks, as applicable, and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its reasonable discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.12Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Capital One, National Association (in its capacity as Lead Arranger, the “Lead Arranger”) shall not have any duties or responsibilities nor shall it have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist with respect to the Lead Arranger.
9.13Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract or Secured Cash Management Agreement, each Secured Swap Provider or Secured Cash Management Bank, as the case may be, hereby authorizes and shall be deemed to authorize) Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:
(a)consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;
(b)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;
(c)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;
(d)credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or
(e)estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;
it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to Sections 9.13(b), 9.13(c) or 9.13(d) without its prior written consent.
Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under Sections 9.13(b), 9.13(c) or 9.13(d), the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.
With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.
Each Secured Party whose Obligations are credit bid under Sections 9.13(b), 9.13(c) or 9.13(d) shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.
9.14Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plan Investors with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
MISCELLANEOUS
10.1Amendments and Waivers.
(a)Amendments Generally. Subject to the provisions of Section 10.1(e) and (f) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document (other than the Fee Letter, any Mortgage, any letter of credit reimbursement or any similar agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:
(i)increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2(a));
(ii)postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, any mandatory prepayments required to be made under this Agreement may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);
(iii)reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any

Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;
(iv)(A) change or have the effect of changing the priority, order of application or pro rata treatment of any payments (including prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;
(v)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;
(vi)amend this Section 10.1 (other than Section 10.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders, the definition of Required Revolving Lenders or any provision providing for consent or other action by all Lenders;
(vii)amend Section 10.8 or otherwise discharge any Credit Party from its respective payment Obligations under the Loan Documents except as expressly permitted under this Agreement as in effect on the Closing Date, or (y) release all or substantially all of the Collateral, except in the case of this Section 10.1(a)(vii)(y) in connection with the payment in full of all Obligations as provided for in this Agreement on the Closing Date; or
(viii)subordinate the Liens securing any portion of the Obligations or subordinate the priority of the payment of any Obligations without the consent of each Lender affected thereby;
it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding Sections 10.1(a)(iv)(B), 10.1(a)(v), 10.1(a)(vi), 10.1(a)(vii) or 10.1(a)(viii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Agent, to receive the most-favorable treatment that is provided to any other Person under or in connection with the applicable amendment, waiver or supplement described in Section 10.1(a)(iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) or (viii), including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.
(b)Agent, Swing Lender and L/C Issuer. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of

Secured Rate Contract Obligations or Secured Cash Management Obligations resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations being junior in right of payment to principal on the Loans or resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or any Secured Cash Management Bank, shall be effective without the written consent of such Secured Swap Provider or such Secured Cash Management Bank, as the case may be.
(c)Required Revolving Lenders. No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower: (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2. No amendment shall: (x) amend or waive this Section 10.1(c) or the definitions of the terms used in this Section 10.1(c) insofar as the definitions affect the substance of this Section 10.1(c); (y) change the definition of “Required Revolving Lenders”; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders.
(d)Additional Credit Facilities. This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(e)Schedules; Corrections; Liens; Incrementals. Notwithstanding anything to the contrary contained in this Section 10.1, (i) the Borrower may amend Schedules 4.19 and 4.20 upon notice to Agent, (ii) Agent may amend Schedules 2.1(a) and 2.1(b) to reflect Incremental Facilities and Sales entered into pursuant to Section 10.9, (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 2.1(e) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Required Lenders; and (iv) in connection with an amendment in which any Class of Term Loans or Class of Revolving Loan Commitments (or outstandings thereunder) is refinanced with a replacement Class of Term Loans or Revolving Loan Commitments (or outstandings thereunder), as applicable, bearing (or is modified in such a manner such that the resulting Term Loans or Revolving Loan Commitments (or outstandings thereunder) bear) a lower All-In Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of each of the Lenders holding the Term Loans or Revolving Loan Commitments (or outstandings thereunder) subject to such permitted repricing transaction that will continue as a Lender in respect of the modified Term Loans or Revolving Loan

Commitments (or outstandings thereunder) shall be required for such Permitted Repricing Amendment.
(f)Extensions. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate Class), so long as the following terms are satisfied:
(i)no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;
(ii)except as to final commitment termination date (which shall be determined by Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment” and the Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extended Class of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to Section 10.1(b), all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Aggregate Revolving Loan Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that Borrower shall be permitted to repay permanently and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later commitment termination date than such Class, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Classes of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;
(iii)except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Sections 10.1(f)(iv), 10.1(f)(v) and 10.1(f)(vi), be determined by Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date);
(iv)the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;
(v)the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi)any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and
(vii)if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.
With respect to all Extensions consummated by Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.7 or 2.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable Classes be tendered. Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.
No consent of Agent or any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the L/C Issuer and Swing Lender. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date, so that such maturity date referenced therein is extended to the later of the then Latest Maturity Date (or such later date as may be advised by local counsel to Agent). Agent shall promptly notify each Lender of the effectiveness of each such amendment.
In connection with any Extension, Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 10.1(f).
This Section 10.1(f) shall supersede any provisions of this Section 10.1 or Section 10.11 to the contrary.
(g)Certain other Loan Documents. The Fee Letter, any Mortgage, any letter of credit reimbursement or any similar agreement may be amended as provided therein and if not provided therein, by each of the parties thereto.
10.2Notices.

(a)Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto (or with respect to each Credit Party, other than the Borrower, at the address provided for the Borrower), (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swing Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by Agent.
(b)Effectiveness.
(i)All communications described in Section 10.2(a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) reserved, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, that no communications to Agent pursuant to Article I shall be effective until received by Agent.
(ii)The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
(c)Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.
10.3Electronic Transmissions.
(a)Authorization. Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its reasonable discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)Signatures. Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.
(d)LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, the other Credit Parties executing this Agreement and the Secured Parties agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
10.4No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.
10.5Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the

Borrower agrees to pay or reimburse within thirty (30) days of written demand (accompanied by reasonable supporting detail) (a) Agent for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, syndication, distribution, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses incurred in connection with (i) the creation, perfection and maintenance of the perfection of Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral (subject to any applicable limitations set forth in the Loan Documents) or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation, including Attorney Costs and (d) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents. Notwithstanding the foregoing, the Credit Parties’ responsibility for legal costs under this Section 10.5 shall be limited to (a) Attorney Costs of the type described in clause (a) of the definition thereof in respect of the Agent, and (b) solely as and to the extent applicable in respect of other Secured Parties hereunder in the case of a conflict of interest, Attorney Costs of the type described in clause (b) of the definition thereof in respect of such other Secured Parties, together.
10.6Indemnity.
(a)Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including Attorneys’ Costs, brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any engagement letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (limited to, in the case of legal costs, Attorneys’ Costs), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent (a) such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (b) such Indemnitee is in material breach of its duties hereafter as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim. Notwithstanding the foregoing, the Credit Parties’ responsibility for legal costs under this Section 10.6 shall be limited to (a) Attorney Costs of the type described in clause (a) of the definition thereof in respect of the Agent, and (b) solely as and to the extent applicable in respect of other Secured Parties hereunder in the case of a conflict of interest, Attorney Costs of the type described in clause (b) of the definition thereof in respect of such other Secured Parties, together.
(b)Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Real Estate or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Real Estate or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any Mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable to acts of such Indemnitee.
10.7Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.
10.8Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9, and provided further that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.
10.9Binding Effect; Assignments and Participations.

(a)Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:
(i)any existing Lender (other than a Defaulting Lender);
(ii)any Affiliate or Approved Fund of any existing Lender (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a Defaulting Lender);
(iii)any other Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) who is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, the Borrower, and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer that is a Lender (which acceptances of L/C Issuer and the Borrower shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the L/C Issuer and the Borrower, as applicable).
Notwithstanding any provision herein to the contrary:
(A)such Sales do not have to be ratable between the Revolving Loan and Term Loans or between each Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan;
(B)for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent;
(C)interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned;
(D)such Sales by Lenders who are Defaulting Lenders due to clause (a) of the definition of Defaulting Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Defaulting Lender cures, or causes the cure of, its Defaulting Lender status as contemplated in Section 2.11(e)(v); and
(E)assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 10.9(g).
Agent’s refusal to accept a Sale to a Credit Party, a Subsidiary of a Credit Party or a Person that would be a Defaulting Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.
In the event of any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Affiliate of the Borrower, the Borrower shall, within ten (10) Business Days cause the applicable Affiliate to contribute such Term Loans to the common equity of the Borrower (which such Term Loans and all rights and obligations as a Term Lender related thereto, immediately and automatically, without any further action on the part of the Borrower, any Lender, Agent or any other Person, upon such contribution shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment). Any Loan acquired by the Borrower or any Subsidiary thereof shall immediately upon such acquisition be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.
Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Person not Affiliated with the Borrower that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.9(f) (subject to Section 10.9(g) in the case of a purported transfer to a Disqualified Institution), provided that such treatment shall not relieve any assigning Lender from any Liabilities arising as a consequence of its breach of this Agreement.
(c)Procedure. The parties to each Sale made in reliance on Section 10.9(b) above (other than those described in Sections 10.9(e) or 10.9(f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 10.9(b)(iv), upon Agent (and, if applicable, the Borrower and L/C Issuer) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.
(d)Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)Grant of Security Interests. In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with Section 10.9(b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)Participants and SPVs. In addition to the other rights provided in this Section 10.9 but subject to the provisions of Section 10.9(g), each Lender may, (x) with notice to Agent, grant to an SPV (other than a Disqualified Institution) the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 11.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation, by a Governmental Authority of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 10.20) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in Sections 10.1(a)(ii) and 10.1(a)(iii) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 10.1(a)(vii). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this Section 10.9(f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.
(g)Disqualified Institutions.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Agent and the Borrower has consented in writing in its sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, the execution by the Borrower or Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.
(ii)Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Agent shall have the right, and the Borrower hereby expressly authorizes Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (the “DQ List”) on an E-System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender (who may share the DQ List with any prospective Lender) requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of this Section 10.9(g) shall not be void, but the other provisions of this Section 10.9(g) shall apply.
(iii)If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 10.9(g) and/or Section 10.9(b), the Borrower may, upon notice to the applicable Disqualified Institution and Agent, (1) terminate the Revolving Loan Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Loan Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay (or cause to be purchased or prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (3) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Any Term Loan so purchased by the Borrower under this Section 10.9(g) shall upon such purchase be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.
(iv)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agent or Lenders by the Borrower, Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the

Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(h)Waiver. No Disqualified Institution shall (i) be entitled to bring actions against Agent, in its role as such, (ii) receive advice of counsel or other advisors to Agent or any other Lenders or (iii) challenge the attorney client privilege of Agent or any Lender and their respective counsel.
10.10Non-Public Information; Confidentiality.
(a)Non-Public Information.
(i)Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “the Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such the Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.
(ii)Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark such the Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such the Borrower Materials as “PUBLIC” or publicly filing such the Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such the Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of the Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Credit Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).
(iii)Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirements of Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(b)Confidential Information. Each of Agent, each Lender and each L/C Issuer agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed:
(i)with the Borrower’s consent,
(ii)to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof,
(iii)to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.10 or (B) available to or in the possession of such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions,
(iv)to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any other regulatory or self-regulatory authority having jurisdiction over such Person or its Affiliates (provided that Agent or such Lender or L/C Issuer, as applicable, agrees that it will use commercially reasonable efforts to notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation),
(v)to the extent necessary or customary for inclusion in league table measurements,
(vi)(A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties,
(vii)to current or bona fide prospective assignees, SPVs (including the investors or bona fide prospective investors therein) or participants, financing sources, direct or contractual counterparties to any Secured Rate Contracts or Secured Cash Management Agreements, or direct or contractual counterparties (including insurers and reinsurers) to any other transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and to their respective Related Persons, in each case to the extent such assignees, investors, participants, financing sources, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with Section 10.10(b)(ii) above),
(viii)to any other party hereto, and
(ix)in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and for purposes of general portfolio, benchmarking and market data analysis, in each case, to the extent the recipients of such information have been advised of the confidential nature of such information and instructed to keep such information confidential. In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.
(c)Tombstones. Each Credit Party consents to the publication by Agent, Lead Arranger or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark; provided, that Agent, Lead Arranger or such Lender shall provide a draft of any such press release, tombstone, advertising or other promotional materials to the Borrower for review and comment (not to be unreasonably withheld, delayed, conditioned or denied, and provided that the Borrower shall be deemed to have approved unless an objection is delivered to Agent within five (5) Business Days after such draft is acknowledged as delivered to the Borrower) prior the publication thereof.
(d)Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to any Lender or Affiliate of any Lender, the Loan Documents or any transaction contemplated herein or therein to which any Lender or any of Affiliate of any Lender is party without the prior written consent of such Lender or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Lender.
10.11Set-off; Sharing of Payments.
(a)Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held (other than Exempt Accounts) and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.
(b)Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 10.9, Section 10.20, Article XI or any purchase option pursuant to any intercreditor agreement or any subordination agreement to which Agent is a party) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Defaulting Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.11(e).
10.12Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
10.13Severability; Captions; Independence of Provisions. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
10.14Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’

involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.16 and 10.17.
10.15No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 9.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
10.16Governing Law and Jurisdiction.
(a)Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest), without giving effect to conflict of laws principles other than section 5-1401 and 5-1402 of New York General Obligations Law.
(b)Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
(c)Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(d)Non-Exclusive Jurisdiction. Nothing contained in this Section 10.16 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
10.17Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS

AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.18Entire Agreement; Release; Survival.
(a)THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, ENGAGEMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).
(b)Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Agent, any Lender, any L/C Issuer or any of their respective Related Persons be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings), whether resulting from a claim by any Credit Party, any Affiliate of a Credit Party or any third party. Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)(i) Any indemnification or other protection provided to any Agent, any Lender, any L/C Issuer or any of their respective Related Persons pursuant to this Section 10.18, Sections 10.5 (Costs and Expenses), and 10.6 (Indemnity), and Article IX (Agent) and Article XI (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.
10.19USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit

Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the USA Patriot Act.
10.20Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 10.6 or that has become a Defaulting Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 10.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrower of their rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrower’s intention to obtain, at the Borrower’s expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.20 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.20, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.20 and Section 10.9. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

10.21Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Borrower and the other Credit Parties are subject.
10.22Creditor-Debtor Relationship; No Advisory or Fiduciary Responsibility. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, each Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including each Lead Arranger) and the Lenders and their Affiliates (collectively, solely for purposes of this Section 10.22, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agent and its Affiliates (including each Lead Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) neither the Agent, any of its Affiliates (including each Lead Arranger) nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates, each Lead Arranger and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Agent, any of its Affiliates, any Lead Arranger or any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Agent, any of its Affiliates, any Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
10.23Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.23 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a

“keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
10.24Secured Swap Providers and Secured Cash Management Banks. No Secured Swap Provider or Secured Cash Management Bank that obtains the benefits of the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the existence, amount or payment of any Secured Swap Obligations or Secured Cash Management Obligations. Upon the request of Agent, each Secured Swap Provider and Secured Cash Management Bank will promptly provide Agent with such information and supporting documentation with respect to its Secured Rate Contract Obligations and Secured Cash Management Obligations as Agent shall request, including the amounts (contingent and/or due and payable) thereof.
10.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.26Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.26, the following terms have the following meanings:
(i)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)“Covered Entity” means any of the following:
(A)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(B)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(C)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(iii)“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.
(iv)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
ARTICLE XI
TAXES, YIELD PROTECTION AND ILLEGALITY
11.1Taxes.
(a)Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities with respect thereto (collectively, “Taxes”).
(b)If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.
(c)In addition, the Borrower agrees to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swing Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.
(d)The Credit Parties hereby acknowledge and agree that (i) neither Capital One nor any Affiliate of Capital One has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with the Loan Documents complies in all material respects with applicable federal, state and foreign Tax laws.
(e)the Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this Section 11.1(e), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.
(f)Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g)(i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 11.1(g)(i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.
(ii)Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 11.1(g) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.
(iii)Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this Section 11.1(g) and provide them to Agent.
(iv)If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower sufficient for Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(h)If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to Section 11.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 11.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.
11.2Illegality. If after the Closing Date any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make SOFR Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.
(a)Subject to Section 11.2(c) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrower shall prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans.
(b)If the obligation of any Lender to make or maintain SOFR Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as SOFR Loans shall be instead Base Rate Loans.
(c)Before giving any notice to Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.
11.3Increased Costs and Reduction of Return.
(a)If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Closing Date, (x) there shall be any increase in the cost to such Lender or L/C

Issuer of agreeing to make or making, funding or maintaining any SOFR Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If any Lender or L/C Issuer shall have determined that:
(i)the introduction of any Capital Adequacy Regulation;
(ii)any change in any Capital Adequacy Regulation;
(iii)any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or
(iv)compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation; affects the amount of capital or liquidity required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy or liquidity and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 11.3(a) above and/or a change in Capital Adequacy Regulation under Section 11.3(b) above, as applicable, regardless of the date enacted, adopted, implemented or issued.

11.4Reserved.
11.5Inability to Determine Rates. If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or that Term SOFR applicable pursuant to Section 2.3(a) for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.
11.6Reserved.
11.7Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
11.8Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 11.8(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and, if applicable, Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 11.8(d) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 11.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 11.8.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
BORROWER:

PHREESIA, INC.

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer

Address for notices:

1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803
Attn: Balaji Gandhi
Telephone: [***]
E-mail: [***]

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
ACCESS EFORMS, LLC

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer and Vice President

MEDIFIND, INC.

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer and Vice President

INSIGNIA HEALTH, LLC

By: /s/ Allison Hoffman
Name: Allison Hoffman
Title: Authorized Signatory

CONNECTONCALL.COM, LLC

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer and Vice President

PHREESIA INTERNATIONAL, LLC

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer and Vice President

ACCESSONE PARENT HOLDINGS, INC.

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

ACCESSONE HOLDINGS, INC.

By: /s/ Balaji Gandhi
Name: Balaji Gandhi
Title: Chief Financial Officer

CUESQUARED INC.

By: /s/ Jack Callahan
Name: Jack Callahan
Title: Vice President

Address for notices:

1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803
Attn: Balaji Gandhi
Telephone: [***]
E-mail: [***]

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.
CAPITAL ONE, NATIONAL ASSOCIATION,
as Agent, Swing Lender and as a Lender

By: /s/ Lindsay Cozzi
Name: Lindsay Cozzi
Title: Its Duly Authorized Signatory

Address for Notices:

Capital One, National Association
1680 Capital One Drive, Building C2 - 13th Floor
McLean, Virginia 22102
Attn: Commercial Bank - Underwriting Portfolio
Management (Lindsay Cozzi)
Facsimile: [***]

With a copy to:

Capital One, National Association
1680 Capital One Drive, Building C2 - 13th Floor
McLean, Virginia 22102
Attn: John LaMonaca, Counsel

FLAGSTAR BANK, N.A.,
as Lender

By: /s/ Scott Clark
Name: Scott Clark
Title: Senior Vice President

PNC Bank National Association,
as a Lender

By:/s/ Emily Garrison
Name: Emily Garrison
Title: Senior Vice President
[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:/s/ Sean Young
Name: Sean Young
Title: Authorized Signatory

Pinnacle Bank, a Tennessee chartered bank, d/b/a Synovus Bank, as a Lender

By:/s/ Allen Riley
Name: Allen Riley
Title: Director
[Signature Page to Credit Agreement]